     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 22, 2005



                                                     REGISTRATION NO. 333-124062

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                AMENDMENT NO. 1


                                       TO

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                        CABLEVISION SYSTEMS CORPORATION
             (Exact name of registrant as specified in its charter)

              DELAWARE                               4841                              11-3415180
  (State or other jurisdiction of        (Primary Standard Industrial               (I.R.S. Employer
   incorporation or Organization)        Classification Code Number)              Identification No.)

                              1111 STEWART AVENUE
                            BETHPAGE, NEW YORK 11714
                                 (516) 803-2300
              (Address, including zip code, and telephone number,
     including area code, of the registrant's principal executive offices)

                            VICTORIA D. SALHUS, ESQ.
          SENIOR VICE PRESIDENT, DEPUTY GENERAL COUNSEL AND SECRETARY
                              1111 STEWART AVENUE
                            BETHPAGE, NEW YORK 11714
                                 (516) 803-2300
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                    COPY TO:

                               JOHN P. MEAD, ESQ.
                            SULLIVAN & CROMWELL LLP
                                125 BROAD STREET
                            NEW YORK, NEW YORK 10004

                             ---------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED OFFER TO THE PUBLIC: As soon as practicable after the effective date of this registration statement.

    If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

                             ---------------------


    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

PROSPECTUS



DATED APRIL 26, 2005


                        CABLEVISION SYSTEMS CORPORATION

                               OFFER TO EXCHANGE

                                 $1,000,000,000

                       8% SERIES B SENIOR NOTES DUE 2012

                      WHICH HAVE BEEN REGISTERED UNDER THE

                             SECURITIES ACT OF 1933


                                      FOR



                          ALL OUTSTANDING UNREGISTERED

                            8% SENIOR NOTES DUE 2012


     We are offering to exchange $1,000,000,000 aggregate principal amount of the outstanding, unregistered Cablevision 8% Senior Notes due 2012 that you now hold for new, substantially identical 8% Series B Senior Notes due 2012 that will be free of the transfer restrictions of the old notes. THIS OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON MAY 26, 2005, UNLESS WE EXTEND THE DEADLINE. You must tender your old, unregistered notes by the deadline to obtain new, registered notes and the liquidity benefits the new notes offer.


     We agreed with the initial purchasers of the old notes to make this offer and to register the issuance of the new notes after the initial sale of the old notes. This offer applies to any and all old notes tendered by the deadline.

     We will not list the new notes on any established exchange. The new notes will have the same financial terms and covenants as the old notes, and are subject to the same business and financial risks.

     SEE "RISK FACTORS", BEGINNING ON PAGE 7 FOR A DISCUSSION OF THE FACTORS THAT YOU SHOULD CONSIDER IN CONNECTION WITH THE EXCHANGE OFFER AND AN EXCHANGE OF OLD NOTES FOR NEW NOTES.

     NEITHER THE SEC NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED ON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                 The date of this prospectus is April 26, 2005

                               TABLE OF CONTENTS


                                                              PAGE
                                                              ----
Forward-Looking Statements..................................    i
Summary.....................................................    1
Risk Factors................................................    7
Use of Proceeds.............................................   15
Unaudited Pro Forma Consolidated Financial Information......   15
Cablevision Systems Corporation.............................   22
The Exchange Offer..........................................   24
How to Tender Your Old Notes................................   28
Description of the New Notes................................   34
Material U.S. Federal Income Tax Considerations.............   48
Plan of Distribution........................................   48
Validity of the New Notes...................................   49
Experts.....................................................   49
Where You Can Find More Information.........................   49
Incorporation of Certain Documents By Reference.............   50


                             ---------------------

     This document incorporates important business and financial information about Cablevision Systems Corporation from documents that are not included in or delivered with this document. You should rely only on the information contained in and incorporated by reference in this registration statement. We have not authorized anyone to provide you with information different from that included or incorporated by reference in this prospectus. The information contained in this prospectus is accurate only as of the date of this prospectus, or, in the case of an incorporated document, the date of its filing, regardless of the time of delivery of this prospectus or of any exchange of Cablevision Systems Corporation's 8% Senior Notes due 2012 for substantially similar 8% Series B Senior Notes due 2012. You can obtain documents incorporated by reference in this document, other than some exhibits to those documents, by requesting them in writing or by telephone from us at the following:

                        Cablevision Systems Corporation
                              1111 Stewart Avenue
                            Bethpage, New York 11714
                         Attention: Investor Relations
                                 (516) 803-2300


     YOU WILL NOT BE CHARGED FOR ANY OF THE DOCUMENTS THAT YOU REQUEST. IF YOU WOULD LIKE TO REQUEST DOCUMENTS, PLEASE DO SO BY MAY 16, 2005 IN ORDER TO RECEIVE THEM BEFORE THE EXCHANGE OFFER EXPIRES ON MAY 26, 2005.



     WE ARE NOT MAKING THIS EXCHANGE OFFER TO, NOR WILL WE ACCEPT SURRENDERS FOR EXCHANGE FROM, HOLDERS OF OLD NOTES IN ANY JURISDICTION IN WHICH THE EXCHANGE OFFER WOULD VIOLATE SECURITIES OR BLUE SKY LAWS.


                             ---------------------

                           FORWARD-LOOKING STATEMENTS

     This registration statement contains or incorporates by reference statements that constitute forward-looking information within the meaning of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties, and that actual results or developments may differ materially from the forward-looking statements as a result of various factors. Factors that may cause such differences to occur include, but are not limited to:

     - the level of our revenues;

     - video and high-speed subscriber demand and growth;

     - demand for and growth of our digital cable, high-speed data and VoIP services, which are impacted by competition from other services, and the other factors set forth below;

     - the cost of programming and industry conditions;

     - the regulatory environment in which we operate;

     - developments in the government investigations relating to improper expense recognition;

     - the outcome of litigation and other proceedings, including the matters described under "Legal Proceedings" in our Annual Report on Form 10-K for the year ended December 31, 2004, which we refer to herein as our Form 10-K, incorporated by reference herein;

     - general economic conditions in the areas in which we operate;

     - demand for advertising time and space;

     - our ability to obtain programming for our programming businesses and maintain and renew affiliation agreements for those businesses;

     - the level of capital expenditures;

     - the level of our expenses;

     - pending and future acquisitions and dispositions of assets, including the sale of Rainbow 1 to a subsidiary of EchoStar;

     - market demand for new services;

     - whether any pending uncompleted transactions are completed on the terms and at the times set forth (if at all);

     - the level of exit costs we incur in shutting down the business of Rainbow DBS;

     - competition from existing competitors and new competitors entering our franchise areas;

     - financial community and rating agency perceptions of our business, operations, financial condition and the industry in which we operate;

     - other risks and uncertainties inherent in the cable television business, the programming and entertainment businesses and our other businesses, including those identified in our Form 10-K; and

     - the factors described in our filings with the SEC, including under the section "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our Form 10-K and in this registration statement, including under the section "Risk Factors".

     We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this registration statement might not occur. See "Risk Factors" herein and our Form 10-K, incorporated by reference herein, for more information on the uncertainty of forward-looking statements.

                                    SUMMARY

     This brief summary highlights selected information contained in this document and documents we have incorporated in this document by reference. It does not contain all of the information that is important to you. We urge you to read carefully the entire document, the documents incorporated in this document by reference and the other documents to which this document refers, including our consolidated financial statements and the notes to those financial statements, which are incorporated in this document by reference.

                        CABLEVISION SYSTEMS CORPORATION

     We are a holding company whose business is conducted entirely through the operations of our subsidiaries. We provide cable television and high speed data service through our wholly-owned subsidiary, CSC Holdings, Inc., or CSC Holdings, and various of its cable television subsidiaries. As of December 31, 2004, we served approximately 2.96 million cable television subscribers in and around the New York metropolitan area, making us the sixth largest cable operator in the United States based on the number of subscribers. As of that date, we also served approximately 1.35 million high speed data customers in our market area, substantially all of whom were also cable television subscribers. In addition, we have launched Optimum Voice, Voice over Internet Protocol technology throughout our market area and as of December 31, 2004, we served approximately 272,700 customers, all of whom were also high speed data customers. Through our wholly-owned subsidiary, Rainbow Media Holdings, LLC, or Rainbow Media Holdings, we own interests in and manage numerous national and regional programming networks, the Madison Square Garden sports and entertainment business and cable television advertising sales companies. Through our wholly-owned subsidiary, Cablevision Lightpath, Inc., or Lightpath, we provide switched telephone services and high speed Internet access to the business market in and around the New York metropolitan area.

     For financing purposes, we are structured to have Restricted Subsidiaries, which include our cable television and high-speed Internet access operations, as well as our commercial telephone and modem operations throughout the New York metropolitan area, and Unrestricted Subsidiaries, which include, among other subsidiaries and investments, our Rainbow Media Holdings subsidiary.

     Our principal executive offices are located at 1111 Stewart Avenue, Bethpage, New York 11714, and our main telephone number is (516) 803-2300.

     For a further discussion of our businesses, we urge you to read our Form 10-K, incorporated by reference herein. See "Incorporation of Certain Documents By Reference" below.

                               THE EXCHANGE OFFER

THE EXCHANGE OFFER............   We are offering to exchange $1,000 principal
                                 amount of our 8% Series B Senior Notes due 2012 registered under the Securities Act of 1933, which we refer to as "new notes", for each $1,000 principal amount of our outstanding 8%
                                 Senior Notes due 2012 issued on April 6, 2004 in a private offering, which we refer to as "old notes". In order to exchange an old note, you must follow the required procedures and we must accept the old note for exchange. We will exchange all notes validly offered for exchange, or "tendered", and not validly withdrawn. As of the date of this document, there is $1 billion aggregate principal amount of old notes outstanding.


EXPIRATION AND EXCHANGE
DATES.........................   Our offer expires at 5:00 p.m., New York City
                                 time, on May 26, 2005, unless we extend the deadline. We will complete the exchange and issue the new notes as soon as possible after that date.

ACCRUED INTEREST ON THE NEW
NOTES AND THE OLD NOTES.......   The new notes will bear interest from the last
                                 maturity date of any interest installment on which interest was paid on the old notes. If you hold old notes and they are accepted for exchange:

                                 - you will waive your right to receive any
                                   interest on your old notes accrued from the last maturity date of any interest installment on which interest was paid to the date the new notes are issued.

                                 - you will receive the same interest payment on
                                   October 15, 2005, which is the next interest payment date with respect to the old notes and the first interest payment date with respect to the new notes, that you would have received had you not accepted the exchange offer.

REGISTRATION RIGHTS...........   You have the right to exchange old notes that
                                 you now hold for new notes. We intend to satisfy this right by this exchange offer. The new notes will have substantially identical terms to the old notes, except the new notes will be registered under the Securities Act and will not have any registration rights. After the exchange offer is complete, you will no longer be entitled to any exchange or registration rights with respect to your notes.

CONDITIONS....................   The only condition to this offer is that the
                                 exchange offer does not violate the securities laws. This offer applies to any and all notes validly tendered by the deadline.

RESALE WITHOUT FURTHER
REGISTRATION..................   We believe that you may offer for resale,
                                 resell and otherwise transfer the new notes without complying with the registration and prospectus delivery provisions of the
                                 Securities Act if the following is true:

                                 - you acquire the new notes issued in the
                                   exchange offer in the ordinary course of your business,

                                 - you are not an "affiliate", as defined under
                                   Rule 405 of the Securities Act, of
                                   Cablevision,

                                 - you are not participating, and do not intend
                                   to participate, and have no arrangement or understanding with any person to participate, in the distribution of the new notes issued to you in the exchange offer.

                                 By signing the letter of transmittal and exchanging your notes as described below, you will be making representations to this effect.

                                 If you are a broker-dealer that acquired old notes as a result of market-making or other trading activities, you must deliver a prospectus in connection with any resale of the new notes as described in this summary under "Restrictions on Sale by Broker-Dealers" below.

                                 We base our belief on interpretations by the SEC staff in no-action letters issued to other issuers in exchange offers like ours. We cannot guarantee that the SEC would make a similar decision about our exchange offer. If our belief is wrong, you could incur liability under the Securities Act. We will not protect you against any loss incurred as a result of this liability under the Securities Act.

LIABILITY UNDER THE SECURITIES
ACT...........................   You also may incur liability under the
                                 Securities Act if:

                                 (1) any of the representations listed above are
                                     not true and

                                 (2) you transfer any new note issued to you in
                                     the exchange offer without:

                                      - delivering a prospectus meeting the
                                        requirements of the Securities Act

                                        or

                                      - an exemption from the requirements of
                                        the Securities Act to register your new
                                        notes.

                                 We will not protect you against any loss incurred as a result of this liability under the Securities Act.

RESTRICTIONS ON SALE BY
BROKER-DEALERS................   If you are a broker-dealer that has received
                                 new notes for your own account in exchange for old notes that were acquired as a result of market-making or other trading activities, you must acknowledge in a letter of transmittal that you will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the new notes. A broker-dealer may use this prospectus for 90 days after the last exchange date for an offer to resell, a resale or other retransfer of the new notes issued to it in the exchange offer.

PROCEDURES FOR TENDERING OLD
NOTES.........................   If you hold old notes and want to accept the
                                 exchange offer, you must either:

                                 - complete, sign and date the accompanying
                                   letter of transmittal, and deliver it,
                                   together with your old notes and any other required documents, to the exchange agent

                                   or

                                 - if you hold old notes registered in the name
                                   of a broker-dealer, arrange for The
                                   Depository Trust Company to give the exchange agent the required information for a book-entry transfer.

                                 You must mail or otherwise deliver this
                                 documentation or information to The Bank of New York, as exchange agent, or The Depository Trust Company at the address under "How to Tender Your Old Notes -- Exchange Agent" below.

SPECIAL PROCEDURES FOR
BENEFICIAL OWNERS.............   If you hold old notes registered in the name of
                                 a broker-dealer, commercial bank, trust company or other nominee and you wish to exchange your old notes in the exchange offer, you should promptly contact the registered holder of the old notes and instruct it to tender on your behalf.

                                 If you wish to tender on your own behalf, you must, before completing and executing the letter of transmittal for the exchange offer and delivering your old notes, either arrange to have your old notes registered in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take a long time.

FAILURE TO EXCHANGE WILL
AFFECT YOU ADVERSELY..........   If you are eligible to participate in the
                                 exchange offer and you do not tender your old notes, you will not have any further registration or exchange rights and your old notes will continue to be subject to transfer restrictions. These transfer restrictions and the availability of new notes could adversely affect the trading market for your old notes.

GUARANTEED DELIVERY
PROCEDURES....................   If you wish to exchange your old notes and:

                                 - you cannot send the required documents to the
                                   exchange agent by the expiration date of the exchange offer

                                   or

                                 - you cannot complete the procedure for
                                   book-entry transfer on time

                                   or

                                 - your old notes are not immediately available

                                 then you must follow the procedures described under "How to Tender Your Old
                                 Notes -- Guaranteed Delivery Procedures" below.


WITHDRAWAL RIGHTS.............   You may withdraw your tender at any time before
                                 5:00 p.m., New York City time, on May 25, 2005, unless we have already accepted your offer to exchange your old notes.


ACCOUNTING TREATMENT..........   We will not recognize a gain or loss for
                                 accounting purposes as a result of the
                                 exchange.

FEDERAL INCOME TAX
CONSEQUENCES..................   The exchange will not be a taxable event for
                                 U.S. federal income tax purposes. This means you will not recognize any taxable gain or loss or any interest income as a result of the exchange.

EXCHANGE AGENT................   The Bank of New York is the exchange agent for
                                 the exchange offer. The Bank of New York is also the trustee under the indenture governing the notes.

ABSENCE OF APPRAISAL RIGHTS...   As a holder of old notes you are not entitled
                                 to appraisal or dissenters' rights under Delaware law, the indenture governing the old notes or the indenture that will govern the new notes. See "The Exchange Offer -- Terms of the
                                 Exchange Offer -- No Appraisal or Dissenters'
                                 Rights" for more information.

                                 THE NEW NOTES

     The new notes have the same financial terms and covenants as the old notes. In this document we sometimes refer to the old notes and the new notes together as the "notes". The terms of the new notes are as follows:

ISSUER........................   Cablevision Systems Corporation

SECURITIES OFFERED............   $1,000,000,000 principal amount of 8% Series B
                                 Senior Notes due 2012.

MATURITY......................   April 15, 2012.

INTEREST RATE.................   8% per year.

INTEREST PAYMENT DATES........   Interest on the old notes began accruing on
                                 April 6, 2004, the date we issued the old notes. Interest is payable on the old notes, and will be payable on the new notes, on April
                                 15 and October 15 of each year. The first interest payment date for the new notes will be October 15, 2005.

OPTIONAL REDEMPTION...........   We may redeem some or all of the notes at any
                                 time at a make-whole redemption price. See
                                 "Description of the New Notes -- Optional
                                 Redemption" below.

RANKING.......................   The new notes will be senior unsecured
                                 obligations and will rank equally in right of payment with all of our other existing and future unsubordinated indebtedness. All of our secured indebtedness will have a prior claim with respect to the assets securing that indebtedness. The new notes will not be guaranteed by any of our subsidiaries and, accordingly, the notes are effectively subordinated to the indebtedness and other liabilities of our subsidiaries, including trade creditors. The liabilities, including trade payables, of our subsidiaries will have a prior claim with respect to the assets of those subsidiaries.

                                 As of December 31, 2004:

                                 - We had $1.5 billion in unsecured senior
                                   indebtedness;

                                 - CSC Holdings and its restricted subsidiaries
                                   had $1.9 billion in borrowings under CSC
                                   Holdings' credit facility, $4.2 billion of senior unsecured indebtedness, $250 million of senior subordinated indebtedness, $5.9 million of capitalized leases and $25.7 million in cash; and

                                 - Our Unrestricted Subsidiaries had $1.6
                                   billion of indebtedness and capitalized
                                   leases and $1.6 billion of collateralized indebtedness related to monetization activity.

                                 The foregoing amounts do not include trade payables of our subsidiaries to which the notes are effectively subordinated.

RESTRICTIONS..................   The indenture for the notes, among other
                                 things, contains restrictions on our ability and the ability of our Restricted Subsidiaries to:

                                 - incur additional indebtedness,

                                 - make certain dividend payments or payments to
                                   redeem or retire capital stock,

                                 - invest in unrestricted subsidiaries or
                                   affiliates,

                                 - engage in certain transactions with
                                   affiliates,

                                 - incur liens, and

                                 - merge or consolidate with or transfer all or
                                   substantially all of our assets to another entity.

                                 These covenants are described in greater detail under "Description of the New Notes" below. These covenants are subject to important exceptions and qualifications, which are also described under "Description of the New Notes" below.

                                  RISK FACTORS

     You should consider carefully the risk factors described below, together with the other matters described in this document or incorporated by reference, before deciding to exchange your old notes for new notes. The risk factors below apply to both the old notes and the new notes.

RISK FACTORS RELATING TO THE NOTES

  GOVERNMENT INVESTIGATIONS RELATING TO IMPROPER EXPENSE ACCRUALS ARE PENDING, THE SCOPE AND OUTCOME OF WHICH COULD HAVE A NEGATIVE IMPACT ON THE PRICE OF OUR SECURITIES AND OUR BUSINESS.

     In June 2003, we reported that we had discovered certain improper expense accruals primarily at the national programming services of our Rainbow Media Holdings segment. See Note 2 to the consolidated financial statements included in our Form 10-K incorporated by reference herein. Following that announcement, investigations were commenced by the SEC and the U.S. Attorney's Office for the Eastern District of New York. These investigations are continuing. The matter has occupied and will continue to occupy a significant amount of attention from our management team. We are cooperating fully and intend to continue to do so. Any adverse developments in connection with this matter, including a determination that we have acted improperly, could have a material adverse effect on our stock price, including increased stock price volatility, and on the value of your notes, and could negatively impact our business and our ability to raise additional funds in the future.

  WE HAVE SUBSTANTIAL INDEBTEDNESS AND WE ARE HIGHLY LEVERAGED AS A RESULT, WHICH REDUCES OUR CAPABILITY TO WITHSTAND ADVERSE DEVELOPMENTS OR BUSINESS CONDITIONS.

     We have incurred substantial amounts of indebtedness to finance operations, to upgrade our cable plant and acquire other cable television systems, programming networks, sources of programming and other businesses. We also have incurred indebtedness in order to offer our new services to our current and potential customers. We may continue to incur substantial amounts of debt in the future for these and other purposes. In addition, we have borrowed, and we will continue to borrow, money from time to time to refinance existing indebtedness. At December 31, 2004, our total indebtedness aggregated $11 billion. We urge you to read carefully our consolidated financial statements contained in our Form 10-K incorporated by reference herein, which provide more information about our indebtedness.

     Because of our substantial indebtedness, we are highly leveraged. This means that our payments on our borrowings are significant in relation to our revenues and cash flow. This leverage exposes us to significant risk in the event of downturns in our businesses, in our industries or in the economy generally, because although our cash flows would decrease in this scenario, our required payments in respect of indebtedness will not.

  OUR FINANCIAL STATEMENTS REFLECT SUBSTANTIAL NET LOSSES AND A SIGNIFICANT STOCKHOLDERS' DEFICIENCY, AND WE EXPECT THAT OUR NET LOSSES, ABSENT ONE-TIME GAINS, WILL CONTINUE AND REMAIN SUBSTANTIAL FOR THE FORESEEABLE FUTURE, WHICH MAY REDUCE OUR ABILITY TO RAISE NEEDED CAPITAL.

     We reported net losses of $297.2 million and $676.1 million for the years ended December 31, 2003 and 2004, respectively. In addition, we would have incurred significant net losses in 2000, 2001 and 2002 had we not had substantial gains from sales of cable television systems to Charter Communications, Adelphia Communications Corporation and AT&T Corp., the sale of a minority interest in certain national programming businesses to Metro-Goldwyn-Mayer, Inc. and the sale of our interest in the Bravo programming business to National Broadcasting Company, Inc., which led to net income for those periods. These net losses primarily reflect our high interest expense, CSC Holdings' preferred stock dividends (through May 2004) and depreciation and amortization charges, which we expect will, absent one-time gains, continue to be significant. We believe that our net losses, absent one-time gains, will continue and remain substantial for the foreseeable future. Our continuing losses may limit our ability to raise needed financing, or to do so on favorable terms, as those losses are taken into account by the organizations that issue investment ratings on our indebtedness.

  A LOWERING OR WITHDRAWAL OF THE RATINGS ASSIGNED TO OUR DEBT SECURITIES BY RATINGS AGENCIES MAY FURTHER INCREASE OUR BORROWING COSTS AND REDUCE OUR ACCESS TO CAPITAL.

     Our debt ratings are below the "investment grade" category, which results in higher borrowing costs as well as a reduced pool of potential purchasers of our debt as some investors will not purchase debt securities that are not rated in an investment grade rating category. In addition, there can be no assurance that any rating assigned will remain for any given period of time or that a rating will not be lowered or withdrawn entirely by a rating agency, if in that rating agency's judgment, future circumstances relating to the basis of the rating, such as adverse changes, so warrant. Moody's has the credit ratings on our outstanding securities on negative outlook and Standard and Poor's has assigned a "developing" outlook. A lowering or withdrawal of a rating may further increase our borrowing costs and reduce our access to capital.

  WE WILL NEED TO RAISE SIGNIFICANT AMOUNTS OF FUNDING OVER THE NEXT SEVERAL YEARS TO REPAY EXISTING OBLIGATIONS AND MEET OTHER OBLIGATIONS AND THE FAILURE TO DO SO SUCCESSFULLY COULD ADVERSELY AFFECT OUR BUSINESS.

     Our business is very capital intensive. Operating and maintaining our cable television plant requires significant amounts of cash payments to third parties. Capital expenditures for our businesses were $1.3 billion in 2002, $888.4 million in 2003 and $775.6 million in 2004 and include primarily payments for consumer premises equipment, such as new digital video cable boxes and modems, as well as infrastructure and maintenance expenditures on our cable and Lightpath telecommunications network. We expect these capital expenditures to continue to be significant over the next several years, as we continue to market our digital video, high-speed data and voice services to our customers.

     Some of our subsidiaries have substantial future capital commitments in the form of long-term contracts that require substantial payments over a long period of time. For example, rights agreements with sports teams under which their games are carried on the networks of certain of our programming subsidiaries almost always involve multi-year contracts that are difficult and expensive to terminate. Accordingly, if we are forced to cancel or scale back current and future spending programs as described above, our choice of which spending programs to cancel or scale back may be limited.

     We will not be able to generate sufficient cash internally to both meet these obligations and repay our indebtedness at maturity. Accordingly, we will have to do one of the following:

     - raise additional capital, through debt or equity issuances or both,

     - cancel or scale back current and future spending programs, or

     - sell assets or interests in one or more of our businesses

     However, you should not assume that we will be able to raise any required additional capital or to do so on favorable terms. If we are unable to pursue our current and future spending programs, we may be forced to cancel or scale back those programs. Our choice of which spending programs to cancel or reduce may be limited. Failure to successfully pursue our capital expenditure and other spending plans could materially and adversely affect our ability to compete effectively.

  THE NEW NOTES WILL BE EFFECTIVELY SUBORDINATED TO ALL EXISTING AND FUTURE INDEBTEDNESS OF OUR SUBSIDIARIES, INCLUDING CSC HOLDINGS, AND OUR ABILITY TO MEET OUR OBLIGATIONS UNDER OUR INDEBTEDNESS AND PREFERRED STOCK MAY BE RESTRICTED BY LIMITATIONS ON OUR SUBSIDIARIES' ABILITY TO SEND US FUNDS.

     We are a holding company that conducts all of our operations through our subsidiaries. The ability of CSC Holdings and our other subsidiaries to make payments and distributions to us and our resulting ability to pay interest on the notes, to meet our obligations and to make payments on our capital stock depends upon a number of factors relating to our subsidiaries. These factors include our subsidiaries' financial results and condition, covenants under the bank credit facilities and other debt instruments of our subsidiaries and other business considerations.

     Our principal subsidiaries include various entities that own cable television systems or own interests in programming networks. Our ability to pay interest on and repay principal of our indebtedness is dependent upon the operations of our subsidiaries and the distribution or other payment of the cash they generate to us in the form of dividends, loans or advances.

     Our subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due on our public indebtedness or to make any funds available to us to do so. CSC Holdings and Rainbow National Services LLC are parties to credit agreements and indentures that contain various financial and operating covenants that restrict the payment of dividends or other distributions.

     In addition, our subsidiaries' creditors, including trade creditors, in the event of a liquidation or reorganization of any subsidiary, would be entitled to a claim on the assets of such subsidiaries prior to any of our claims as a stockholder. Consequently, creditors of that subsidiary are likely to be paid in full before any distribution is made to us. To the extent that we are a creditor of such subsidiary, our claims would be subordinated to any security interest in the assets of such subsidiary and/or any indebtedness of such subsidiary senior to that held by us.

     As of December 31, 2004:

     - we had $1.5 billion of senior unsecured indebtedness;

     - CSC Holdings and its restricted subsidiaries had $1.9 billion in borrowings under CSC Holdings' credit facility, $4.2 billion of senior unsecured indebtedness, $250 million of senior subordinated indebtedness, $5.9 million of capitalized leases and $25.7 million in cash; and

     - our Unrestricted Subsidiaries had $1.6 billion of indebtedness and capitalized leases and $1.6 billion of collateralized indebtedness reflecting monetization activity.

     The foregoing amounts do not include trade payables of our subsidiaries to which the notes are also effectively subordinated.

  OUR SUBSIDIARIES' ABILITY TO INCUR DEBT AND THE USE OF THEIR FUNDS ARE LIMITED BY SIGNIFICANT RESTRICTIVE COVENANTS IN FINANCING AGREEMENTS.

     CSC Holdings' credit facility and debt instruments and the credit facilities and debt instruments of our other subsidiaries contain various financial and operating covenants that, among other things, require the maintenance of financial ratios and restrict the relevant borrower's ability to incur debt from other sources and to use funds for various purposes, including investments in some subsidiaries. Violation of these covenants could result in a default that would permit the parties who have lent money under such credit facilities and such other debt instruments to:

     - restrict the ability to borrow undrawn funds under such credit facilities,

     - require the immediate repayment of the borrowings thereunder, and

     - restrict the distribution of funds from CSC Holdings to us, which would prohibit us from making payments of interest and principal on the notes.

     These events would be likely to have a material adverse effect on the value of our securities.

  IF YOU DO NOT PARTICIPATE IN THE EXCHANGE OFFER, IT MAY BE HARDER FOR YOU TO RESELL AND TRANSFER YOUR OLD NOTES.

     The old notes were not registered under the Securities Act or under the securities laws of any state. Thus, you may not resell the old notes, offer them for resale or otherwise transfer them unless they are subsequently registered or resold under an exemption from the registration requirements of the Securities Act and applicable state securities laws. If you do not exchange your old notes for new notes by this exchange offer, or if you do not properly tender your old notes in this exchange offer, you will not be able to resell, offer to resell or otherwise transfer your old notes unless they are registered under the Securities Act or unless you resell them, offer to resell or otherwise transfer them under an exemption from the registration requirements of, or in a transaction not subject to, the Securities Act. In addition, you will no longer be able to obligate us to register your old notes under the Securities Act.

  A SIGNIFICANT AMOUNT OF OUR BOOK VALUE CONSISTS OF INTANGIBLE ASSETS THAT MAY NOT GENERATE CASH IN THE EVENT OF A VOLUNTARY OR INVOLUNTARY SALE.

     At December 31, 2004, we reported approximately $11.4 billion of consolidated total assets, of which approximately $2.9 billion were intangible. Intangible assets include assets like franchises from city and county governments to operate cable television systems, affiliation agreements, and amounts representing the cost of some acquired assets and businesses in excess of their fair value. While we believe that our intangible assets are appropriately valued, you should not assume that we would receive any cash from the voluntary or involuntary sale of these intangible assets, particularly if we were not continuing as an operating business. We urge you to read carefully our consolidated financial statements contained in our Form 10-K incorporated by reference herein, which provide more detailed information about these intangible assets.

  OUR FINANCIAL PERFORMANCE MAY BE HARMED BY THE SIGNIFICANT AND CREDIBLE RISK OF COMPETITION IN OUR CABLE TELEVISION BUSINESS.

     We compete with a variety of television programming distribution systems, including:

     - broadcast television stations,

     - direct broadcast satellite systems,

     - multichannel multipoint distribution services,

     - satellite master antenna television systems, and

     - private home dish earth stations.

For example, two major direct broadcasting satellite, or DBS, services, EchoStar and DirecTV, are now available to the vast majority of our customers. DBS services have attracted large subscriber bases, a significant portion of which are persons who were, or would have been, cable television subscribers. News Corporation's acquisition of a controlling interest in DirecTV in 2003 significantly increased its competitive position. Federal laws also permit DBS systems to retransmit local broadcast television signals to their customers. This has also enhanced the competitive position of DBS. Our ability to compete with these DBS services is also affected by the quality and quantity of programming available to us and to them. One of these services, DirecTV, has entered into exclusive arrangements with the NFL that gives them access to programming that we cannot offer.

     Another source of competition may come from incumbent telephone companies such as Verizon, which has begun construction of systems designed to provide video programming and other services (such as voice and data services) to residential customers in parts of our service area. Verizon and SBC have preliminarily indicated that they may resist being subject to certain federal, state and local regulations applied to other cable systems, and have already sought exemption from some such requirements. The existence of a new broadly-deployed network with the capability of providing video, voice and data services, particularly one subject to a lesser regulatory burden, could present a significant competitive challenge to the Company.

     Actual or potential video competition to cable systems is also possible from multichannel multipoint distribution services, or MMDS, satellite master antenna, or SMATV, systems, wireless local multipoint distribution service, or LMDS, and multichannel video distribution and data service, or MVDDS. In addition, competitive service providers that utilize the public rights-of-way can operate an open video system, or OVS. RCN Corporation is currently operating OVS systems that compete with us in portions of New York City. Cable systems also compete with the entities that make videotaped movies and programs available for home rental or sale.

     Our high speed data offering to consumers faces intense competition from other providers of high speed Internet access including digital subscriber line, or DSL, service offered by local telephone providers. These lines may also be used to offer video programming in competition with our cable systems. In addition, DBS providers have tested the use of certain spectrum to offer satellite-based high speed data services and are offering broadband data services via partnerships and marketing arrangements with other DSL providers such as Verizon, BellSouth, Quest and Earthlink.

  PROGRAMMING COSTS OF OUR CABLE TELEVISION SYSTEMS ARE INCREASING AND WE MAY NOT HAVE THE ABILITY TO PASS THESE INCREASES ON TO OUR SUBSCRIBERS.

     Programming costs paid by our cable television systems have experienced a rapid increase, particularly with respect to costs for sports programming. Programming costs are now one of our largest categories of expenses. These increases are expected to continue, and we may not be able to pass programming cost increases on to our subscribers due to the increasingly competitive environment. If we are unable to pass these increased programming costs on to our subscribers, our operating results would be adversely affected. We also face financial and other demands by broadcasters to obtain the required consent for the retransmission of broadcast television programming to our subscribers. We may be unable to recoup these costs from our cable television subscribers. Moreover, we could lose subscribers if we are required to stop offering this programming.

  WE FACE INTENSE COMPETITION IN OBTAINING CONTENT FOR OUR PROGRAMMING
  BUSINESSES.

     Rainbow Media Holdings' programming businesses compete with other programming networks to secure desired programming. Most of Rainbow Media Holdings' programming is obtained through agreements with other parties that have produced or own the rights to such programming. Competition for and choices of programming will increase as the number of programming networks increases. Other programming networks that are affiliated with programming sources such as movie or television studios, film libraries or sports teams may have a competitive advantage over Rainbow Media Holdings in this area.

  THE SUCCESS OF OUR PROGRAMMING BUSINESSES DEPENDS UPON THE AVAILABILITY OF PROGRAMMING THAT IS ADEQUATE IN QUANTITY AND QUALITY, AND OUR ABILITY TO OBTAIN CARRIAGE OF OUR PROGRAMMING.

     Rainbow Media Holdings' programming networks compete in two highly competitive markets. First, our programming networks compete with other programming networks to obtain distribution on cable television systems and other multichannel video programming distribution services. Second, the success of our programming businesses depends upon the availability of programming that is adequate in quantity and quality. In particular, the national entertainment networks depend upon the availability of films, television programming and music in their niche markets and the regional sports networks depend upon the availability of local sports programming, especially professional sports programming.

     The national entertainment networks are parties to film rights agreements giving the networks the right to carry certain films during certain window periods. The regional sports networks are parties to sports rights agreements giving the networks the right to carry all or a portion of the games of local professional sports teams. These rights agreements expire at varying times, may be terminated by the other party if we are not in compliance with the terms of the agreement and, in the case of all sports rights agreements, are subject to league rules and regulations.

     In addition, our programming businesses are parties to affiliation agreements with distributors that require those programming businesses to deliver programming that meets certain standards as to quantity, quality or content. For example, certain affiliation agreements require that our regional sports networks deliver a certain minimum number of local professional sports games. We would not be able to satisfy those requirements if we did not have the rights to carry the prerequisite number of games from the local professional sports teams. For example, in 2003, the Chicago sports teams that had been carried on Fox Sports Net Chicago exercised their contractual right to terminate their sports rights agreement with Fox Sports Net Chicago and announced their intention to form their own regional sports network. We are currently in litigation with Time Warner, which has attempted to terminate its affiliation agreement with AMC, based on the allegation that AMC had changed its programming. To the extent that we do not or are not able to satisfy the quantity, quality or content standards set forth in our affiliation agreements, distributors may have the right to terminate those affiliation agreements.

     We cannot assure you that our programming businesses will ultimately be successful in negotiating renewals of their rights agreements or in negotiating adequate substitute rights agreements in the event that their rights agreements expire or are terminated.


  WE ARE CONTROLLED BY THE DOLAN FAMILY. AS A RESULT OF THEIR CONTROL OF US, THE DOLAN FAMILY HAS THE ABILITY TO PREVENT OR CAUSE A CHANGE IN CONTROL OR APPROVE OR PREVENT CERTAIN ACTIONS BY US.


     We have two classes of common stock:

     - Class B common stock, which is generally entitled to ten votes per share and is entitled collectively to elect 75% of our board of directors, and

     - Class A common stock, which is entitled to one vote per share and is entitled collectively to elect the remaining 25% of our board of directors.

     As of March 24, 2005, our chairman, Charles F. Dolan, owned less than 1% of the Class A common stock, 45.99% of the Class B common stock and 34.55% of the total voting power of all the outstanding common stock. In addition, as of March 24, 2005, certain trusts for the benefit of members of his family owned 1.37% of the Class A common stock, 54.01% of the Class B common stock and 40.72% of the total voting power of all the outstanding common stock. The Dolan family is therefore able to prevent or cause a change in control of Cablevision and no person interested in acquiring Cablevision will be able to do so without obtaining the consent of the Dolan family.

     As a result of Mr. Dolan's stock ownership and the stock ownership of his family members, Mr. Dolan has the power to elect all our directors subject to election by holders of Class B common stock. In addition, Dolan family members may control stockholder decisions on matters in which holders of all classes of Cablevision common stock vote together as a single class. These matters could include the amendment of some provisions of Cablevision's certificate of incorporation and the approval of fundamental corporate transactions.

     In addition, because the affirmative vote or consent of the holders of at least 66 2/3% of the outstanding shares of the Class B common stock, voting separately as a class, is required to approve:

     - the authorization or issuance of any additional shares of Class B common stock, and

     - any amendment, alteration or repeal of any of the provisions of Cablevision's certificate of incorporation that adversely affects the powers, preferences or rights of the Class B common stock,

the Dolan family members also have the power to prevent such issuance or amendment. The voting rights of the Class B common stock beneficially owned by Mr. Dolan and his spouse will not be modified as a result of any transfer of legal or beneficial ownership of the Class B common stock.

     The Dolan family recently entered into a voting agreement that has the effect of causing the voting power of the Class B stockholders to be cast as a block. One purpose of this agreement is to consolidate Dolan family control of Cablevision. The Dolan family requested our board of directors to exercise our right, as a "controlled company", to opt-out of the recently-adopted New York Stock Exchange listing standards that, among other things, require listed companies to have a majority of independent directors on their board and to have an independent corporate governance and nominating committee. Our board of directors approved this request on March 8, 2004.

  OUR BUSINESS IS SUBJECT TO EXTENSIVE GOVERNMENT REGULATION AND CHANGES IN CURRENT OR FUTURE LAWS OR REGULATIONS COULD RESTRICT OUR ABILITY TO OPERATE OUR BUSINESS AS WE CURRENTLY DO.

     The FCC and state and local governments extensively regulate the basic rates we may charge our customers for certain of our video services. They also regulate us in other ways that affect the daily conduct of our video delivery and video programming businesses, our telephone business and, possibly in the future, our high-speed Internet access business. Our businesses are dependent upon FCC licenses to carry on their operations. Any action by the FCC, the states of New York, New Jersey or Connecticut, or concerted action by local regulators, the likelihood or extent of which we cannot predict, could have a material financial effect on us.

  PENDING FCC, CONGRESSIONAL AND JUDICIAL PROCEEDINGS MAY AFFECT OUR BUSINESSES.

     INDECENCY RESTRICTIONS. Cable operators and broadcasters are prohibited from transmitting obscene programming, but only broadcasters currently are subject to restrictions on the transmission of indecent material. They may not transmit indecent programming when there is a reasonable risk of children in the audience (6 a.m. to 10 p.m.). Some Members of Congress have proposed expanding the prohibitions on indecent programming to include cable and satellite programs other than pay channels like HBO, notwithstanding the availability of program blocking devices provided by cable and DBS operators. Penalties for violations of this restriction can be severe. We cannot predict the likelihood that such restrictions on cable programming will be imposed or the effect such restrictions would have on our cable television and cable programming businesses.

     OWNERSHIP LIMITATIONS. In 2001, a federal appellate court held unconstitutional the FCC's rules establishing a 30% national multichannel subscriber limit and the 40% limit on the number of cable channels that a cable operator like Cablevision could program with services in which it holds an ownership interest. The FCC is reviewing the ownership rules in light of that decision. The FCC is also continuing to consider whether and to what extent to require cable operators to carry the digital signals of television broadcasters. We cannot predict at this time how the FCC will rule on these matters.

     MUST-CARRY/RETRANSMISSION CONSENT. We are required by federal law to carry all local broadcast stations ("must-carry"), or, at the option of a local broadcaster, to obtain the broadcaster's prior consent for retransmission of its signal. A substantial number of local broadcast stations currently carried by our cable television systems have elected to negotiate for retransmission consent. Our cable television systems have reached retransmission consent agreements with most broadcast stations they currently carry, but the potential remains for broadcast station carriage to be discontinued if such an agreement is not renewed following its expiration.

     Carriage of a broadcaster's new digital TV channels is currently not required unless the broadcaster relinquishes its analog spectrum. The FCC recently upheld its 2001 tentative conclusion that "dual must carry" rules (requiring cable systems to carry both the analog and digital broadcast signals) would be unconstitutional. When broadcasters complete their transition from analog to digital signals, however, their primary digital video stream will be entitled to must-carry. The Federal Communications Act establishes a transition deadline of January 1, 2007, but the deadline is subject to several statutory exceptions. Several members of Congress have proposed modifying or eliminating those exceptions or changing the deadline, but we cannot predict whether any of these proposals will be enacted. The FCC has ruled that even after completion of the digital transition, broadcasters will be not able to demand mandatory carriage for other than the primary digital video programming stream. That limitation could be modified as part of the legislation described above.

     ACCESS OBLIGATIONS. Some parties have proposed federal, state and local requirements that would force cable systems to provide access to third-party Internet service providers in addition to services the cable system itself provides, such as our Optimum Online cable modem service, or face other regulatory restrictions. Several federal court decisions have invalidated local franchising authority requirements that the cable system in the community provide access to all third-party Internet service providers. The issue remains under consideration by the FCC, however. In March 2002, the FCC determined that services like Optimum Online should be classified as "information services" for regulatory purposes. The FCC has traditionally subjected information services to a lesser degree of regulation than "telecommunications services," which are offered to the public for a fee on a common carrier basis. The FCC has asked whether it should nonetheless require cable operators to provide transmission capacity to unaffiliated Internet service providers. The FCC's determination that cable modem service is an information service was reversed by a three-judge panel of one federal court of appeals. The case is currently being reviewed by the U.S. Supreme Court. The outcome of the appeal and the FCC's proceeding could affect the regulatory classification of Optimum Online, the regulatory obligations imposed on the service, and the extent to which states and local authorities may regulate it or assess fees upon revenues generated by it.

     TIERING. Federal law also requires cable operators to carry the signals of local broadcasters on the lowest priced tier of service and leased access programming on the most widely purchased tier, but does not otherwise dictate the number or nature of programming services carried by a cable operator on each service tier. Some members of Congress, however, have proposed requiring cable operators to offer programming services on an unbundled basis rather than as part of a tier or to provide a greater array of tiers to give subscribers the option of purchasing a more limited number of programming services. We cannot predict whether Congress or the FCC might adopt such a requirement, what form it would take, or the effect of such a requirement on our cable television business or Rainbow Media Holdings.

     PROGRAM ACCESS. The "program access" provisions of federal law, which expire at the end of 2007, require us to make Rainbow Media Holdings' satellite-delivered programming services available to competing multichannel video programming providers, such as DBS providers. Rainbow Media Holdings cannot have exclusive contracts with cable operators for these services, nor can it discriminate in the prices, terms and conditions of sale or distribution of these services. The FCC has declined to apply the program access rules to terrestrially-delivered programming services, but some members of Congress have suggested extending the requirements to these services. We cannot predict whether Congress or the FCC might adopt such an expansion of the program access rules in the future or what effect such an extension might have on Rainbow Media Holdings.

     VOIP. Our rollout of Optimum Voice, a Voice over Internet Protocol, or VoIP, service that is offered via our cable modem service as an add-on to our Optimum Online service, could also be affected by FCC decisions. The regulatory treatment of VoIP services is uncertain. Congress and several state commissions are examining issues surrounding the provision of VoIP. In February 2004, the FCC initiated a generic rulemaking proceeding concerning the legal and regulatory implications of IP-based services, including VoIP services and more recently the FCC initially determined that VoIP is an interstate service and thus it has certain authority to preempt state regulation of VoIP. In November 2004, the FCC determined that VoIP services with certain characteristics, including cable-provided VoIP services, are interstate services subject to federal rather than state jurisdiction. The FCC's determination has been appealed to several federal courts of appeal. Congress and several state commissions also are reviewing the provision of VoIP services. Prior to the FCC's November 2004 determination described above, at least two states, including New York, attempted to force a VoIP provider to submit to state regulation. Those state decisions were overturned by two separate federal district courts, and one of the decisions was upheld by a federal court of appeals. We cannot predict what, if any, statutory or regulatory obligations will be imposed on VoIP services like Optimum Voice and what, if any, role state and local authorities will have in regulating these services.

     UNBUNDLED NETWORK ELEMENTS. In August 2003, the FCC modified the list of network elements to reduce the number of elements ILECs must offer to competitors. The FCC's August 2003 action was appealed and in March 2004 was vacated and remanded by a federal court of appeals. In response to the remand, the FCC issued new rules in February 2005 regarding the network elements ILECs are required to make available. Those rules currently are being challenged before the same federal court of appeals. The FCC has also initiated a comprehensive review of its rules setting the price that competitors pay for ILEC network elements. Although Lightpath does not rely principally on the network elements purchased from ILECs, the ultimate outcome of the appeal or any subsequent FCC action could affect Lightpath's and other competitors' ability to obtain access to elements of the ILECs' networks they require to provide service to their customers. In addition, any changes to the pricing scheme for network elements may affect Lightpath's operating results.

  OUR CURRENT FRANCHISES ARE GENERALLY NON-EXCLUSIVE AND OUR FRANCHISORS NEED NOT RENEW OUR FRANCHISES.

     Our cable television systems are operated primarily under non-exclusive franchise agreements with local government franchising authorities, in some cases with the approval of state cable television authorities. Consequently, our business is dependent on our ability to obtain and renew our franchises. Although we have never lost a franchise as a result of a failure to obtain a renewal, our franchises are subject to non-renewal or termination under some circumstances.

     In some cases, franchises have not been renewed at expiration, and we operate under temporary authority from the state while negotiating renewal terms with the franchise authorities. Two of our ten largest franchises have expired and we are currently operating in those areas under temporary authority.

                                USE OF PROCEEDS

     We will not receive any cash proceeds from the issuance of the new notes as described in this document. We will receive in exchange old notes in like principal amount. The old notes surrendered in exchange for the new notes will be retired and canceled and cannot be reissued. Therefore, the issuance of the new notes will not result in any change in our indebtedness.

     We used the cash proceeds from the issuance of the old notes to repay borrowings under CSC Holdings' credit facility and to redeem two series of CSC Holdings' senior debentures and CSC Holdings' Series H and Series M Preferred Stock. The borrowings under CSC Holdings' credit facility bear interest at floating rates, currently approximately 4.2%. The average effective annual interest rate on all borrowings under CSC Holdings' credit facility as of December 31, 2004 was 3.3%. For more information about CSC Holdings' credit facility, see "Management's Discussion and Analysis -- Liquidity and Capital Resources" in our Form 10-K incorporated by reference herein.

                              UNAUDITED PRO FORMA
                       CONSOLIDATED FINANCIAL INFORMATION

PREPARATION NOTE:

     The Company had entered into an agreement with its chairman, Charles F. Dolan, to work cooperatively to finalize the separation of Rainbow DBS from the Company. This agreement terminated on March 31, 2005 and, in accordance with its terms, the business of Rainbow DBS is to be shut down. The Board of Directors, at a meeting on April 7, 2005, confirmed its shut down decision and provided management with specific directives on shut down implementation including advising customers that the VOOM service will cease to be available on April 30, 2005. Management has begun implementing the shut down steps. The Board of Directors instructed management to continue to analyze whether its VOOM 21 channels can be marketed to other satellite and cable providers as part of the Company's Rainbow programming operations.

     The Company anticipates incurring significant costs related to early termination of various contracts, other contractual obligations, employee termination benefits and other costs. However, management having the requisite authority has not yet determined the exact course of action which it will ultimately undertake regarding such matters and, accordingly, has not reflected such items in the accompanying unaudited pro forma condensed consolidated balance sheet given such decisions have not yet been made and are therefore not reasonably estimatable.

     The following unaudited pro forma condensed consolidated balance sheet of the Company at December 31, 2004, and unaudited pro forma condensed consolidated statements of operations for the years ended December 31, 2004, 2003 and 2002 give effect to changes in the Company's financial position and operating results directly attributable to the disposition of Rainbow DBS (excluding the VOOM 21 channels). The unaudited pro forma condensed consolidated balance sheet and unaudited pro forma condensed consolidated statements of operations are prepared on the assumption that the shutdown of the Rainbow DBS business had been completed on December 31, 2004 with respect to the December 31, 2004 unaudited pro forma condensed consolidated balance sheet and January 1, 2002, with respect to the unaudited pro forma condensed consolidated statements of operations for all periods presented.

     The unaudited pro forma condensed consolidated financial information does not purport to represent what our financial position and results of operations actually would have been had the shutdown occurred on the dates indicated or to project our future financial performance.

     Management believes that the assumptions used provide a reasonable basis on which to present the unaudited pro forma condensed consolidated financial information. All other assumptions underlying the adjustments are described in the accompanying notes, which should be read in conjunction with this unaudited pro forma condensed consolidated financial information.

                CABLEVISION SYSTEMS CORPORATION AND SUBSIDIARIES

            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

                               DECEMBER 31, 2004

                             (DOLLARS IN THOUSANDS)



                                                                         PRO FORMA ADJUSTMENTS
                                                               -----------------------------------------
                                                                                        LIQUIDATION OF
                                                               RECLASSIFICATION OF    RAINBOW DBS ASSETS
                                                                ASSETS OF RAINBOW       AND PAYMENT OF
                                                                DBS AND WRITE-OFF       LIABILITIES OF
                                                 HISTORICAL    OF CERTAIN ASSETS(A)     RAINBOW DBS(B)      PRO FORMA
                                                 -----------   --------------------   ------------------   -----------
ASSETS
Current Assets:
  Cash and cash equivalents....................  $   866,816        $      --              $(35,565)       $   831,251
  Restricted cash..............................      144,444               --                    --            144,444
  Accounts receivable, trade...................      395,091               --                (2,383)           392,708
  Notes and other receivables..................      124,812               --                  (119)           124,693
  Investment securities........................        3,819               --                    --              3,819
  Prepaid expenses and other current assets....       85,247              (10)               (6,596)            78,641
  Feature film inventory, net..................      107,860               --                    --            107,860
  Deferred tax asset, net......................      124,528                4                  (843)           123,689
  Advances to affiliates, net..................        1,308               --                    --              1,308
  Investment securities pledged as
    collateral.................................      327,180               --                    --            327,180
  Derivative contracts.........................      193,682               --                    --            193,682
  Assets held for sale.........................           --          218,187                    --            218,187
                                                 -----------        ---------              --------        -----------
    Total current assets.......................    2,374,787          218,181               (45,506)         2,547,462
Property and equipment, net....................    4,231,514         (216,736)                   --          4,014,778
Investment in affiliates.......................       27,300               --                    --             27,300
Investment securities pledged as collateral....      819,441               --                    --            819,441
Notes and other receivables....................       46,892               --                    --             46,892
Derivative contracts...........................      290,686               --                    --            290,686
Other assets...................................       75,148           (7,900)                 (544)            66,704
Deferred tax asset.............................       17,049            3,263                   843             21,155
Long-term feature film inventory, net..........      350,472               --                    --            350,472
Deferred carriage fees, net....................      108,233               --                    --            108,233
Franchises.....................................      731,848               --                    --            731,848
Affiliation, broadcast and other agreements,
  net..........................................      546,869               --                    --            546,869
Other intangibles, net.........................      170,501           (1,451)                   --            169,050
Excess costs over fair value of net assets
  acquired.....................................    1,468,803               --                    --          1,468,803
Deferred financing and other costs, net........      133,663               --                    --            133,663
                                                 -----------        ---------              --------        -----------
                                                 $11,393,206        $  (4,643)             $(45,207)       $11,343,356
                                                 ===========        =========              ========        ===========

                CABLEVISION SYSTEMS CORPORATION AND SUBSIDIARIES

            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

                               DECEMBER 31, 2004

                             (DOLLARS IN THOUSANDS)



                                                                       PRO FORMA ADJUSTMENTS
                                                             -----------------------------------------
                                                                                      LIQUIDATION OF
                                                             RECLASSIFICATION OF       RAINBOW DBS
                                                              ASSETS OF RAINBOW     ASSETS AND PAYMENT
                                                              DBS AND WRITE-OFF     OF LIABILITIES OF
                                               HISTORICAL    OF CERTAIN ASSETS(A)     RAINBOW DBS(B)      PRO FORMA
                                               -----------   --------------------   ------------------   -----------
LIABILITIES AND STOCKHOLDERS' DEFICIENCY
Current Liabilities:
  Accounts payable..........................   $   347,572         $    --               $(24,460)       $   323,112
  Accrued liabilities.......................       901,565              --                (18,792)           882,773
  Accounts payable to affiliates............           869              --                     --                869
  Deferred revenue..........................       122,297              --                 (1,734)           120,563
  Feature film and contract obligations.....       107,492              --                     --            107,492
  Liabilities under derivative contracts....        12,775              --                     --             12,775
  Current portion of bank debt..............         5,387              --                     --              5,387
  Current portion of collateralized
    indebtedness............................       617,476              --                     --            617,476
  Current portion of capital lease
    obligations.............................        11,581              --                     --             11,581
                                               -----------         -------               --------        -----------
    Total current liabilities...............     2,127,014              --                (44,986)         2,082,028
Feature film and contract obligations.......       358,209              --                     --            358,209
Deferred revenue............................        13,648              --                     --             13,648
Liabilities under derivative contracts......       151,102              --                     --            151,102
Other long-term liabilities.................       259,549              --                   (221)           259,328
Bank debt...................................     2,484,500              --                     --          2,484,500
Collateralized indebtedness.................       935,951              --                     --            935,951
Senior notes and debentures.................     5,991,564              --                     --          5,991,564
Senior subordinated notes and debentures....       746,231              --                     --            746,231
Notes payable...............................       150,000              --                     --            150,000
Capital lease obligations, long-term........        59,982              --                     --             59,982
Deficit investment in affiliates............        59,913              --                     --             59,913
Minority interests..........................       685,877              --                     --            685,877
                                               -----------         -------               --------        -----------
    Total liabilities.......................    14,023,540              --                (45,207)        13,978,333
                                               -----------         -------               --------        -----------
Commitments and contingencies
Stockholder's Deficiency
  Class A common stock......................         2,438              --                     --              2,438
  Class B common stock......................           658              --                     --                658
  Paid-in capital...........................     1,175,319              --                     --          1,175,319
  Retained earnings (deficit)...............    (3,445,064)         (4,643)                    --         (3,449,707)
                                               -----------         -------               --------        -----------
                                                (2,266,649)         (4,643)                    --         (2,271,292)
  Treasury stock............................      (359,750)             --                     --           (359,750)
  Accumulated comprehensive loss............        (3,935)             --                     --             (3,935)
                                               -----------         -------               --------        -----------
    Total stockholders' deficiency..........    (2,630,334)         (4,643)                    --         (2,634,977)
                                               -----------         -------               --------        -----------
                                               $11,393,206         $(4,643)              $(45,207)       $11,343,356
                                               ===========         =======               ========        ===========


---------------

(a) RECLASSIFICATION OF ASSETS OF RAINBOW DBS AND WRITE-OFF OF CERTAIN ASSETS. Reflects the assets of Rainbow DBS which are held for sale and certain assets and liabilities to be written off.

(b) LIQUIDATION OF RAINBOW DBS ASSETS AND PAYMENT OF LIABILITIES OF RAINBOW DBS. Represents liabilities of Rainbow DBS to be paid by the Company to third party vendors and the liquidation of certain assets of Rainbow DBS.

                CABLEVISION SYSTEMS CORPORATION AND SUBSIDIARIES

       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

                      FOR THE YEAR ENDED DECEMBER 31, 2004

                             (DOLLARS IN THOUSANDS)



                                                                     PRO FORMA ADJUSTMENTS
                                                                 ------------------------------
                                                                  RAINBOW DBS       RELATED
                                                   HISTORICAL    OPERATIONS(A)   ADJUSTMENTS(B)   PRO FORMA
                                                   -----------   -------------   --------------   ----------
Revenues, net....................................  $ 4,932,864     $ (14,742)       $     --      $4,918,122
                                                   -----------     ---------        --------      ----------
Operating expenses:
  Technical and operating (excluding depreciation
    and amortization)............................    2,414,624       (78,319)          5,479       2,341,784
  Selling, general and administrative............    1,331,735      (144,329)         18,236       1,205,642
  Other operating income.........................      (95,758)           --              --         (95,758)
  Restructuring..................................          151            --              --             151
  Depreciation and amortization..................    1,341,549      (192,067)             --       1,149,482
                                                   -----------     ---------        --------      ----------
                                                     4,992,301      (414,715)         23,715       4,601,301
                                                   -----------     ---------        --------      ----------
Operating income (loss)..........................      (59,437)      399,973         (23,715)        316,821
                                                   -----------     ---------        --------      ----------
Other income (expense):
  Interest expense...............................     (721,322)          314              --        (721,008)
  Interest income................................       10,541          (281)             --          10,260
  Equity in net loss of affiliates...............      (12,991)           --              --         (12,991)
  Gain on sale of affiliate interests, net.......        2,232            --              --           2,232
  Gain on investments, net.......................      134,598            --              --         134,598
  Write-off of deferred financing costs..........      (18,961)           --              --         (18,961)
  Loss on derivative contracts, net..............     (165,305)           --              --        (165,305)
  Loss on extinguishment of debt.................      (78,571)           --              --         (78,571)
  Minority interest..............................      (91,776)           --              --         (91,776)
  Miscellaneous, net.............................          294             9              --             303
                                                   -----------     ---------        --------      ----------
                                                      (941,261)           42              --        (941,219)
                                                   -----------     ---------        --------      ----------
Loss from continuing operations before income
  taxes..........................................   (1,000,698)      400,015         (23,715)       (624,398)
  Income tax benefit (expense)...................      333,696      (165,206)          9,794         178,284
                                                   -----------     ---------        --------      ----------
Loss from continuing operations..................  $  (667,002)    $ 234,809        $(13,921)     $ (446,114)
                                                   ===========     =========        ========      ==========
Basic and diluted loss per share:
Loss from continuing operations..................  $     (2.32)                                   $    (1.55)
                                                   ===========                                    ==========
Weighted average common shares (in thousands)....      287,085                                       287,085
                                                   ===========                                    ==========


---------------


(a) RAINBOW DBS OPERATIONS. These adjustments deduct the historical results of operations of the Rainbow DBS business (excluding impairment charges of $78.5 million relating to assets of Rainbow DBS that are not being disposed or sold) from the historical consolidated results of operations of the Company. The historical operating results of Rainbow DBS include impairment charges aggregating $188.5 million, $155.4 million of which were recorded in depreciation and amortization and $33.1 million of which were recorded in technical and operating expenses. The adjustments do not include the historical operating results of the VOOM 21 channels or impairment charges of $87.8 million relating to the VOOM 21 channels.


(b) RELATED ADJUSTMENTS. These adjustments include (i) the allocation of corporate overhead and certain stock expenses of $18.2 million to the Rainbow DBS business that remain with the Company upon the shutdown of the Rainbow DBS business, (ii) certain intercompany transactions aggregating $5.5 million that were eliminated in the Company's historical consolidated financial statements that would no longer be eliminated, and (iii) the tax effect of $9.8 million relating to these adjustments.

                CABLEVISION SYSTEMS CORPORATION AND SUBSIDIARIES

       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

                      FOR THE YEAR ENDED DECEMBER 31, 2003

                             (DOLLARS IN THOUSANDS)



                                                                     PRO FORMA ADJUSTMENTS
                                                                 ------------------------------
                                                                    RAINBOW
                                                                      DBS           RELATED
                                                    HISTORICAL   OPERATIONS(A)   ADJUSTMENTS(B)   PRO FORMA
                                                    ----------   -------------   --------------   ----------
Revenues, net.....................................  $4,177,148     $     --         $     --      $4,177,148
                                                    ----------     --------         --------      ----------
Operating Expenses:
  Technical and operating (excluding depreciation
    and amortization).............................   1,956,157      (13,240)           2,289       1,945,206
  Selling, general and administrative.............   1,126,911      (36,957)           8,183       1,098,137
  Other operating income..........................      (8,993)          --               --          (8,993)
  Restructuring...................................      10,725           --               --          10,725
  Depreciation and amortization...................   1,060,651       (6,140)              --       1,054,511
                                                    ----------     --------         --------      ----------
                                                     4,145,451      (56,337)          10,472       4,099,586
                                                    ----------     --------         --------      ----------
Operating income..................................      31,697       56,337          (10,472)         77,562
                                                    ----------     --------         --------      ----------
Other income (expense):
  Interest expense................................    (615,676)           8               --        (615,668)
  Interest income.................................      12,540           --               --          12,540
  Equity in net income of affiliates..............     429,732           --               --         429,732
  Loss on sale of cable assets and programming and
    affiliate interests, net......................     (13,644)          --               --         (13,644)
  Gain on investments, net........................     235,857           --               --         235,857
  Write-off of deferred financing costs...........        (388)          --               --            (388)
  Loss on derivative contracts, net...............    (208,323)          --               --        (208,323)
  Minority interest...............................    (138,168)          --               --        (138,168)
  Miscellaneous, net..............................       3,624            1               --           3,625
                                                    ----------     --------         --------      ----------
                                                      (294,446)           9               --        (294,437)
                                                    ----------     --------         --------      ----------
Loss from continuing operations before income
  taxes...........................................    (262,749)      56,346          (10,472)       (216,875)
  Income tax benefit (expense)....................     (20,367)     (23,665)           4,398         (39,634)
                                                    ----------     --------         --------      ----------
Loss from continuing operations...................  $ (283,116)    $ 32,681         $ (6,074)     $ (256,509)
                                                    ==========     ========         ========      ==========
Basic and dilutive loss per share:
Loss from continuing operations...................  $    (0.99)                                   $    (0.90)
                                                    ==========                                    ==========
Weighted average common shares (in thousands).....     285,486                                       285,486
                                                    ==========                                    ==========


---------------

(a) RAINBOW DBS OPERATIONS. These adjustments eliminate the historical results of operations of the Rainbow DBS business from the continuing operations section of the Company's historical consolidated results of operations.

(b) RELATED ADJUSTMENTS. These adjustments include (i) the allocation of corporate overhead and certain stock expenses of $8.2 million to the Rainbow DBS business that remain with the Company upon the shutdown of the Rainbow DBS business, (ii) certain intercompany transactions aggregating $2.3 million that were eliminated in the Company's historical consolidated financial statements that would no longer be eliminated in the continuing operations section of the Company's results of operations, and (iii) the tax effect of $4.4 million relating to these adjustments.

                CABLEVISION SYSTEMS CORPORATION AND SUBSIDIARIES

       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

                      FOR THE YEAR ENDED DECEMBER 31, 2002

                             (DOLLARS IN THOUSANDS)



                                                                             PRO FORMA
                                                                            ADJUSTMENTS
                                                                           -------------
                                                                              RAINBOW
                                                                                DBS
                                                              HISTORICAL   OPERATIONS(A)   PRO FORMA
                                                              ----------   -------------   ----------
Revenues, net...............................................  $3,801,835      $    --      $3,801,835
                                                              ----------      -------      ----------
Operating Expenses:
  Technical and operating (excluding depreciation and
    amortization)...........................................   1,738,637           --       1,738,637
  Selling, general and administrative.......................     924,460       (3,373)        921,087
  Restructuring.............................................      74,091           --          74,091
  Depreciation and amortization.............................     873,648           --         873,648
                                                              ----------      -------      ----------
                                                               3,610,836       (3,373)      3,607,463
                                                              ----------      -------      ----------
Operating income............................................     190,999        3,373         194,372
                                                              ----------      -------      ----------
Other income (expense):
  Interest expense..........................................    (506,480)          --        (506,480)
  Interest income...........................................      22,439           --          22,439
  Equity in net loss of affiliates..........................     (42,375)         361         (42,014)
  Loss on investments, net..................................    (881,394)          --        (881,394)
  Write-off of deferred financing costs.....................      (6,931)          --          (6,931)
  Gain on derivative contracts, net.........................     924,037           --         924,037
  Loss on extinguishment of debt............................     (17,237)          --         (17,237)
  Minority interest.........................................    (220,568)          --        (220,568)
  Miscellaneous, net........................................      (5,656)          --          (5,656)
                                                              ----------      -------      ----------
                                                                (734,165)         361        (733,804)
                                                              ----------      -------      ----------
Loss from continuing operations before income taxes.........    (543,166)       3,734        (539,432)
  Income tax benefit (expense)..............................      74,382       (1,568)         72,814
                                                              ----------      -------      ----------
Loss from continuing operations.............................  $ (468,784)     $ 2,166      $ (466,618)
                                                              ==========      =======      ==========
Basic and dilutive loss per share:
Loss from continuing operations.............................  $    (1.60)                  $    (1.59)
                                                              ==========                   ==========
Weighted average common shares (in thousands)...............     293,516                      293,516
                                                              ==========                   ==========


---------------

(a) RAINBOW DBS OPERATIONS. These adjustments eliminate the historical results of operations of the Rainbow DBS business from the continuing operations section of the Company's historical consolidated results of operations of the Company.

                        CABLEVISION SYSTEMS CORPORATION

     We are a holding company whose business is conducted entirely through the operation of our subsidiaries. We provide cable television and high speed data service through our wholly-owned subsidiary, CSC Holdings, and various of its cable television subsidiaries. We are the sixth largest operator of cable television systems in the United States, with approximately 2.96 million subscribers as of December 31, 2004 in and around the New York metropolitan area, based on the number of basic subscribers in systems that we own and manage. We also served approximately 1.35 million high speed data customers as of December 31, 2004. In addition, we have launched Optimum Voice, Voice over Internet Protocol technology throughout our market area and as of December 31, 2004, we served approximately 272,700 customers, all of whom were also high speed data customers. We also have ownership interests in companies that produce and distribute national and regional programming services and provide advertising sales services for the cable television industry and in the Madison Square Garden sports and entertainment business, also known as "MSG". Through Lightpath, our wholly-owned subsidiary, we provide switched telephone service and high speed Internet access to the business market in and around the New York metropolitan area.

     For financing purposes, we have designated our subsidiaries as Restricted Subsidiaries and Unrestricted Subsidiaries. Our Restricted Subsidiaries include our cable television and high-speed Internet access operations, as well as our commercial telephone and modem operations throughout the New York metropolitan area.

     Our Unrestricted Subsidiaries include primarily:

     - Rainbow Media Holdings, our wholly-owned subsidiary that conducts our programming and entertainment activities and includes Rainbow National Services LLC and its subsidiaries, AMC, IFC and WE: Women's Entertainment, Regional Programming Partners, which owns interests in and manages Madison Square Garden and five regionally distributed sports programming services;

     - Rainbow Advertising, which sells advertising time on behalf of our cable television systems, certain of Rainbow Media Holdings' programming networks and some unaffiliated cable television systems;

     - CCG Holdings, doing business as Clearview Cinemas;

     - our shares of common stock of Comcast, AT&T, Charter Communications, General Electric, Leapfrog Enterprises, Inc. and Adelphia Communications.

     Our Restricted Subsidiaries and certain of our Unrestricted Subsidiaries are individually and separately financed. The indebtedness of each of our subsidiaries is non-recourse to us. All of the debt of our subsidiaries is, as to the assets of such subsidiaries, structurally senior to the old notes and the new notes and our other future indebtedness. We refer you to "Management's Discussion and Analysis of Financial Condition and Results of
Operations -- Liquidity and Capital Resources" in our Form 10-K incorporatd by reference herein for a discussion of the financing of our subsidiaries and certain other matters. See "Incorporation of Certain Documents By Reference".

STRATEGY

     Our strategy is to concentrate our broadband cable system in and around the New York metropolitan area with a view to being a significant telecommunications provider in this market, to maximize our revenue per subscriber by marketing premium video, high speed data and voice services that leverage our investments in our cable plant, to develop and promote niche programming and entertainment services, and to remain an industry leader in the technological capabilities of our systems.

     We believe that our cable television systems on Long Island, New York comprise the largest contiguous group of cable television systems under common ownership in the United States as measured by number of subscribers. By developing systems in and around the New York metropolitan area, including expansion through acquisitions in areas in which we have existing systems, we have been able to realize economies of scale in the operation and management of our systems and to capitalize on opportunities to create and market programming of regional interest.

     All of our cable systems have been upgraded to at least 750 MHz bandwidth capable of carrying two-way broadband services. The upgrade of our cable plant has significantly increased our analog channel capacity and added new digital channel capacity that has facilitated our ability to offer adjunct services such as high speed Internet access, video on demand, and Voice over Internet Protocol as well as offer additional viewing channels and high definition channels. To successfully continue the roll out of these digital services, we will continue to incur significant capital expenditures. For more information regarding the capital needed for our future expenditures, see "Risk Factors -- We will need to raise significant amounts of funding over the next several years to repay existing obligations and meet other obligations and the failure to do so successfully could adversely affect our business".

                               THE EXCHANGE OFFER

WHY WE ARE OFFERING TO EXCHANGE YOUR OLD NOTES FOR NEW NOTES

     We originally sold the outstanding 8% Senior Notes due 2012 on April 6, 2004, in a transaction exempt from the registration requirements of the Securities Act. Citigroup Global Markets Inc., Banc of America Securities LLC, Bear, Stearns & Co. Inc., Morgan Stanley & Co. Incorporated, Deutsche Bank Securities Inc., BNY Capital Markets, Barclays Capital Inc., Dresdner Kleinwort Wasserstein Securities LLC, Mizuho International plc, SG Cowen Securities Corporation and SunTrust Capital Markets Inc., as the initial purchasers, then resold the notes to qualified institutional buyers under Rule 144A and to persons in offshore transactions under Regulation S under the Securities Act. As of the date of this document, $1 billion aggregate principal amount of old notes is outstanding.

     As a condition to the initial sale of the old notes, we entered into a registration rights agreement with the initial purchasers under which we agreed that we would, at our own cost:

          (1) file an exchange offer registration statement under the Securities Act with the SEC

           and

          (2) use our commercially reasonable best efforts to:

           - cause the exchange offer registration statement to be declared effective under the Securities Act by April 6, 2005,

             and

           - keep the exchange offer open for no less than 30 days,

             and

           - consummate the exchange 30-40 days after notice of the exchange is mailed to holders of old notes.

     We agreed to issue and exchange the new notes for all old notes tendered and not withdrawn before the exchange offer expires.


     THE SUMMARY IN THIS DOCUMENT OF THE REGISTRATION RIGHTS AGREEMENT IS NOT COMPLETE AND IS SUBJECT TO, AND IS QUALIFIED IN ITS ENTIRETY BY, ALL THE PROVISIONS OF THE REGISTRATION RIGHTS AGREEMENT. WE URGE YOU TO READ THE ENTIRE REGISTRATION RIGHTS AGREEMENT CAREFULLY.


     We filed a copy of the registration rights agreement as an exhibit to the registration statement of which this document is a part. We intend to satisfy some of our obligations under the registration rights agreement with the registration statement.

TERMS OF THE EXCHANGE OFFER

     TIMING OF THE EXCHANGE OFFER. We are offering the new notes in exchange for your old notes. We will keep the exchange offer open for at least 30 days, or longer if required by applicable law, after the date notice of the exchange offer is mailed to the holders of the old notes.


     YOU MAY TENDER YOUR OLD NOTES ONLY IN MULTIPLES OF $1,000. On the terms and subject to the conditions in this document and in the accompanying letter of transmittal, we will accept any and all old notes validly tendered and not validly withdrawn before 5:00 p.m., New York City time, on May 25, 2005. We will issue $1,000 principal amount of new notes in exchange for each $1,000 principal amount of outstanding old notes accepted in the exchange offer. You may tender some or all of your old notes under the exchange offer. However, you may tender old notes only in multiples of $1,000.

     FORM AND TERMS OF THE NEW NOTES. The form and terms of the new notes will be the same as the form and terms of the old notes except that:

     - the new notes will have a different CUSIP number from the old notes,

     - the new notes will be registered under the Securities Act and will not have legends restricting their transfer,

     - the new notes will not contain terms providing for payment of liquidated damages under circumstances relating to the timing of the exchange offer, as described under "Liquidated Damages" below and

     - holders of the new notes will not be entitled to any registration rights under the registration rights agreement because these rights will terminate when the exchange offer is completed.

     The new notes will evidence the same debt as the old notes and will be issued under, and be entitled to the benefits of, the indenture governing the old notes. We will treat both series of notes as a single class of debt securities under the indenture.


     WHO WILL RECEIVE THIS DOCUMENT. We will mail this document and the letter of transmittal to all registered holders of the old notes as of April 25, 2005.


     NO APPRAISAL OR DISSENTERS' RIGHTS. In connection with the exchange offer, you do not have any appraisal or dissenters' rights under the General Corporation Law of the State of Delaware or the indenture governing the old notes. We intend to conduct the exchange offer in accordance with the registration rights agreement, the applicable requirements of the Securities Exchange Act of 1934 and the rules and regulations of the SEC related to exchange offers.

     ACCEPTANCE OF TENDERED OLD NOTES. We will be deemed to have accepted validly tendered old notes when, as and if we have given oral or written notice of acceptance to The Bank of New York, as the exchange agent for the exchange offer. The exchange agent will act as agent for the tendering holders for the purpose of receiving the new notes from us.

     If we do not accept your old notes tendered for exchange because you:

     - invalidly tendered your old notes

      or

     - some other events specified in this document have occurred

      or

     - you submitted your old notes for a greater principal amount than you wanted to exchange,

we will return the certificates for the unaccepted old notes, without expense, to you. If you tender old notes by book-entry transfer in the exchange agent account at The Depository Trust Company in accordance with the book-entry transfer procedures described below, any non-exchanged old notes will be credited to an account maintained with The Depositary Trust Company as soon as possible after the expiration date of the exchange offer.

EXPIRATION DATE


     The exchange offer will expire at 5:00 p.m., New York City time, on May 26, 2005, unless we extend the exchange offer in our sole discretion. If we extend the exchange offer, the expiration date is the latest date and time to which we extend the exchange offer.


WE CAN AMEND OR EXTEND THE EXCHANGE OFFER

     We can extend the exchange offer. To do so we must:

     - notify the exchange agent of any extension either orally or in writing

      and

     - make an announcement of the extension before 9:00 a.m., New York City time, on the next business day after the previous date the exchange offer was scheduled to expire.

     We also reserve the right to:

     - delay accepting any old notes

      or

     - terminate the exchange offer and refuse to accept any old notes not previously accepted if any of the conditions described below under "How to Tender Your Old Notes -- Conditions" shall have occurred and we have not waived them.

If we delay, extend or terminate the exchange offer we must give oral or written notice to the exchange agent.

     We may also amend the terms of the exchange offer in any way we determine is advantageous to holders of the old notes. If this change is material, we will promptly disclose that amendment in a manner reasonably calculated to inform holders of the old notes.

     We do not have to publish, advertise or otherwise communicate any public announcement of any delay, extension, amendment or termination that we may choose to make, other than by making a timely release to the Dow Jones News Service.

INTEREST ON THE NEW NOTES

     Interest is payable on the old notes, and will be payable on the new notes, on April 15 and October 15 of each year. The new notes will accrue interest on the same terms as the old notes, at the rate of 8% per year from the last maturity date of any interest installment on which interest was paid on the old notes. If you hold old notes and they are accepted for exchange you will waive your right to receive any payment in respect of interest on your old notes accrued from the last maturity date of any interest installment on which interest was paid to the date the new notes are issued. Thus, if you exchange your old notes for new notes you will receive the same interest payment on October 15, 2005, which is the next interest payment date with respect to the old notes and the first interest payment date with respect to the new notes, that you would have received had you not accepted the exchange offer.

RESALE OF THE NEW NOTES

     We believe that you will be allowed to resell the new notes to the public without registration under the Securities Act and without delivering a prospectus that satisfies the requirements of the Securities Act, if you can make the representations set forth in the letter of transmittal, described in "How To Tender Your Old Notes -- Representations on Tendering Old Notes". If you intend to participate in a distribution of the new notes, however, you must comply with the registration requirements of the Securities Act and deliver a prospectus, unless an exemption from registration is otherwise available. In addition, you cannot be an "affiliate" of Cablevision as defined in Rule 405 under the Securities Act. You must represent to us in the letter of transmittal accompanying this document that you meet these conditions exempting you from the registration requirements.

     We base our view on interpretations by the staff of the SEC in no-action letters issued to other issuers in exchange offers like ours. We have not, however, asked the SEC to consider this particular exchange offer in the context of a no-action letter. Therefore, you cannot be sure that the SEC will treat this exchange offer in the same way it has treated other exchange offers in the past. If our belief is wrong, you could incur liability under the Securities Act. We will not protect you against any loss incurred as a result of this liability under the Securities Act.

     A broker-dealer that has bought old notes for market-making or other trading activities must deliver a prospectus in order to resell any new notes it has received for its own account in the exchange. A broker-dealer may use this prospectus to resell any of its new notes. We agreed in the registration rights agreement to make this prospectus, and any amendment or supplement to this prospectus, available to any broker-dealer that requests copies until 90 days after the last exchange date. See "Plan of Distribution" below for more information regarding broker-dealers.

SHELF REGISTRATION STATEMENT

     We will file a shelf registration statement with the SEC if:

     (1) applicable law or SEC policy does not permit the exchange offer

        or

     (2) the exchange offer is not completed by May 11, 2005.

     The shelf registration statement will register the old notes for public resale. We will use our best efforts to cause the shelf registration statement to become effective and to keep the shelf registration statement effective until April 6, 2006.

LIQUIDATED DAMAGES

     We will have to pay higher annual interest rates on the notes if:

     - the exchange offer is not consummated by May 11, 2005

      or

     - the shelf registration statement is not declared effective by May 11,
       2005

     The interest rates will increase as follows:

                                                                          Maximum Interest Rate
             Event                          Interest Rate Increase              Increase
             -----                          ----------------------        ---------------------
The exchange offer is not         --   1/4% per year each day for the         1/2% per year
  consummated by May 11, 2005          first 90 days after May 11, 2005
                                       that the exchange offer is not
                                       completed
                                  --   An additional 1/4% per year each
                                       day at the beginning of each
                                       subsequent 90-day period that
                                       the exchange offer is not
                                       completed
The shelf registration statement  --   1/4% per year each day for the         1/2% per year
  is not declared effective by         first 90 days after May 11, 2005
  May 11, 2005                         that the shelf registration
                                       statement is not declared
                                       effective
                                  --   An additional 1/4% per year each
                                       day at the beginning of each
                                       subsequent 90-day period that
                                       the shelf registration statement
                                       is not declared effective

     The interest rate will be reduced to the original rate once we:

     - consummate the exchange offer

      or

     - the shelf registration statement is declared effective.

                          HOW TO TENDER YOUR OLD NOTES

PROCEDURES FOR TENDERING

     To tender your old notes in the exchange offer, you must do the following:

     - properly complete, sign and date the letter of transmittal or a facsimile of the letter of transmittal,

     - if the letter of transmittal so requires, have the signatures on the letter of transmittal or facsimile of the letter of transmittal guaranteed and

     - mail or otherwise deliver the letter of transmittal, or facsimile, together with your old notes and any other required documents, to the exchange agent before 5:00 p.m., New York City time, on the expiration date of the exchange offer.

     In order for the tender to be effective, the exchange agent must receive the old notes, a completed letter of transmittal and all other required documents before 5:00 p.m., New York City time, on the expiration date.

     You may also deliver your old notes by using the book-entry transfer procedures described below. DTC authorizes its participants that hold old notes on behalf of beneficial owners of old notes through DTC to tender their old notes as if they were holders. To effect a tender of old notes, DTC participants should:

     - complete and sign the letter of transmittal or a manually signed facsimile of the letter,

     - have the signature on the letter of transmittal or facsimile of the letter of transmittal guaranteed if the instructions to the letter of transmittal so require,

     - mail or deliver the letter of transmittal, or the manually signed facsimile, to the exchange agent according to the procedure described under "Procedures for Tendering" above and

     - transmit their acceptance to DTC through its automated tender offer program for which the transaction will be eligible and follow the procedure for book-entry transfer described below under "Book-Entry Transfer".


     YOU MUST FOLLOW ALL PROCEDURES TO EFFECT A VALID TENDER. DELIVERY OF DOCUMENTS TO DTC IN ACCORDANCE WITH ITS PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE EXCHANGE AGENT.


     By tendering, you will make the representations described under the heading "Representations on Tendering Old Notes". In addition, each participating broker-dealer must acknowledge that it will deliver a prospectus in connection with any resale of the new notes. See "Plan of Distribution".

     Your tender and our acceptance of the tender will constitute the agreement between you and us set forth in this document and in the letter of transmittal.


     YOU HAVE THE SOLE RISK OF THE METHOD YOU CHOOSE TO HAVE THE OLD NOTES AND THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS DELIVERED TO THE EXCHANGE AGENT.



     As an alternative to delivery by mail, holders may wish to consider overnight or hand delivery service. IN ALL CASES, YOU SHOULD ALLOW SUFFICIENT TIME TO ASSURE DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION DATE. No letter of transmittal, old notes or book-entry confirmation should be sent to us. Holders may request their respective brokers, dealers, commercial banks, trust companies or nominees to effect the above transactions on their behalf.


BENEFICIAL OWNERS

     If you hold old notes and your old notes are registered in the name of a broker-dealer, commercial bank, trust company or other nominee and you wish to tender your old notes, you should contact the registered holder promptly and instruct it to tender on your behalf. See "Instructions to Registered Holder and/or Book-Entry Transfer Facility Participant from Beneficial Owner" included with the letter of transmittal.

     If you hold old notes that are registered as described above and you want to tender on your own behalf, you must, before completing and executing the letter of transmittal and delivering your old notes, either make appropriate arrangements to register ownership of the old notes in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take a long time.

SIGNATURES ON LETTER OF TRANSMITTAL

     Generally, an eligible guarantor institution must guarantee signatures on a letter of transmittal or a notice of withdrawal unless the old notes are tendered:

     - by a registered holder who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the letter of transmittal or

     - for the account of an eligible guarantor institution.

     An "eligible guarantor institution" is:

     - a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc.,

     - a commercial bank or trust company having an office or correspondent in the U.S. or

     - an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act which is a member of one of the recognized signature guarantee programs identified in the letter of transmittal.

     If a person other than the registered holder of any old notes listed in the letter of transmittal signed the letter of transmittal, the old notes must be endorsed or accompanied by a properly completed bond power. The bond power must authorize this person to tender the old notes on behalf of the registered holder and must be signed by the registered holder as the registered holder's name appears on the old notes.

     If trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity sign the letter of transmittal or any old notes or bond powers, these persons should so indicate when signing, and unless waived by us, submit with the letter of transmittal evidence satisfactory to us of their authority to so act.

BOOK-ENTRY TRANSFER

     Within two business days after the date of this prospectus the exchange agent will establish a new account or utilize an existing account with respect to the old notes at the book-entry transfer facility, The Depository Trust Company, for the purpose of facilitating the exchange offer. Subject to the establishment of the accounts, any financial institution that is a participant in DTC's system may make book-entry delivery of old notes by causing DTC to transfer the old notes into the exchange agent's account with respect to the old notes in accordance with DTC's procedures. Although delivery of the old notes may be effected through book-entry transfer into the exchange agent's account at DTC, the exchange agent must receive an appropriate letter of transmittal properly completed and duly executed with any required signature guarantee or an agent's message and all other required documents at its address listed below under "Exchange Agent" on or before the expiration date of the exchange offer, or, if the guaranteed delivery procedures described below are complied with, within the time period provided under those procedures.

DELIVERY OF DOCUMENTS TO DTC DOES NOT CONSTITUTE DELIVERY TO THE EXCHANGE AGENT

     The term "agent's message" means a message transmitted by DTC to, and received by, the exchange agent, which states that DTC has received an express acknowledgment from the participant in DTC tendering the old notes stating:

     - the aggregate principal amount of old notes which have been tendered by the participant,

     - that the participant has received, and agrees to be bound by, the terms of the letter of transmittal and

     - that we may enforce this agreement against the participant.

     Delivery of an agent's message will also constitute an acknowledgment from the tendering DTC participant that the representations contained in the letter of transmittal and described below in this document are true and correct.

ACCEPTANCE OF TENDERED NOTES

     We will determine, in our sole discretion, all questions as to the validity, form, acceptance, withdrawal and eligibility, including time of receipt, of tendered old notes. We reserve the absolute right:

     - to reject any and all old notes not properly tendered,

     - to reject any old notes if our acceptance would, in the opinion of our counsel, be unlawful and

     - to waive any irregularities or conditions of tender as to particular old notes.

     Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties.

     Unless waived, you must cure any defects or irregularities in connection with tenders of old notes within a period of time that we will determine. Neither we, nor the exchange agent, nor any other person will be liable for failure to give notice of any defect or irregularity with respect to any tender of old notes. We will not deem a tender of an old note to have been made until the defects or irregularities mentioned above have been cured or waived.

     The exchange agent will return to the tendering holders any old notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived, unless otherwise provided in the letter of transmittal, as soon as practicable after the exchange offer expires.

REPRESENTATIONS ON TENDERING OLD NOTES

     By surrendering old notes in the exchange offer, you will be telling us that, among other things:

     - you are acquiring the new notes issued in the exchange offer in the ordinary course of your business,

     - you are not an "affiliate", as defined in Rule 405 under the Securities Act, of Cablevision,

     - you are not participating, do not intend to participate and have no arrangement or understanding with any person to participate, in the distribution of the new notes issued to you in the exchange offer,

     - you have full power and authority to tender, sell, assign and transfer the old notes tendered,

     - we will acquire good, marketable and unencumbered title to the old notes being tendered, free and clear of all security interests, liens, restrictions, charges, encumbrances, conditional sale agreements or other obligations relating to their sale or transfer, and not subject to any adverse claim when the old notes are accepted by us and

     - you acknowledge and agree that if you are a broker-dealer registered under the Exchange Act or you are participating in the exchange offer for the purposes of distributing the new notes, you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale of the new notes, and you cannot rely on the position of the SEC's staff in their no-action letters.

     If you are a broker-dealer and you will receive new notes for your own account in exchange for old notes that were acquired as a result of market-making activities or other trading activities, you will be required to acknowledge in the letter of transmittal that you will deliver a prospectus in connection with any resale of the new notes.

GUARANTEED DELIVERY PROCEDURES

     If you wish to tender your old notes and:

     - you cannot deliver your old notes, the letter of transmittal or any other required documents to the exchange agent before the expiration date,

     - you cannot complete the procedure for book-entry transfer before the expiration date or

     - your old notes are not immediately available in order for you to meet the expiration date deadline,

     then you may participate in the exchange offer if:

          (1) the tender is made through an eligible institution,

          (2) before the expiration date, the exchange agent receives from the eligible guarantor institution a properly completed and duly executed notice of guaranteed delivery, substantially in the form provided by us, by facsimile transmission, mail or hand delivery, containing:

           - the name and address of the holder of the old notes, the certificate number or numbers of the old notes and the principal amount of old notes tendered,

           - a statement that the tender is being made thereby and

           - a guarantee that, within five business days after the expiration date, the eligible guarantor institution will deposit the letter of transmittal or facsimiles of the letter of transmittal, together with the certificate or certificates representing the old notes in proper form for transfer or an agent's message and a confirmation of book-entry transfer of the old notes into the exchange agent's account at DTC, and any other documents required by the letter of transmittal will be deposited by the eligible guarantor institution with the exchange agent and

          (3) the exchange agent receives, within five business days after the expiration date:

           - a properly completed and executed letter of transmittal or facsimile or an agent's message in the case of a book-entry transfer,

           - the certificate or certificates representing all tendered old notes in proper form for transfer or a confirmation of book-entry transfer of the old notes into the exchange agent's account at the book-entry transfer facility, and

           - all other documents required by the letter of transmittal.

WITHDRAWAL OF TENDERS

     Except as otherwise provided in this document, you may withdraw your tender of old notes at any time before 5:00 p.m., New York City time, on the business day immediately preceding the date the exchange offer expires.

     To withdraw a tender of old notes in the exchange offer, the exchange agent must receive a letter or facsimile notice of withdrawal at its address set forth below under "Exchange Agent" before 5:00 p.m., New York City time, on the business day immediately preceding the expiration date. Any notice of withdrawal must:

     - specify the name of the person who deposited the old notes to be withdrawn,

     - identify the old notes to be withdrawn including the certificate number or numbers and aggregate principal amount of old notes to be withdrawn or, in the case of old notes transferred by book-entry transfer, the name and number of the account at DTC to be credited and otherwise comply with the procedures of the transfer agent,

     - be signed by the holder in the same manner as the original signature on the letter of transmittal by which the old notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer sufficient to have the trustee under the indenture governing the old notes register the transfer of the old notes into the name of the person withdrawing the tender; and

     - specify the name in which the old notes being withdrawn are to be registered, if different from that of the person who deposited the notes.

     We will determine in our sole discretion all questions as to the validity, form and eligibility, including time of receipt, of notices of withdrawal. Our determination will be final and binding on all parties. Any old notes withdrawn in this manner will be deemed not to have been validly tendered for purposes of the exchange offer. We will not issue new notes unless the old notes withdrawn in this manner are validly retendered. We will return to you any old notes that you have tendered but that we have not accepted for exchange without cost as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. You may retender properly withdrawn old notes by following one of the procedures described above under "Procedures for Tendering" at any time before the expiration date.

CONDITIONS

     Despite any other term of the exchange offer, we will not be required to accept for exchange, or exchange new notes for, any old notes and we may terminate the exchange offer as provided in this document before the old notes are accepted, if:

     - any action or proceeding is instituted or threatened in any court or by or before any governmental agency with respect to the exchange offer which, in our reasonable judgment, might materially impair our ability to proceed with the exchange offer

      or

     - any law, statute, rule or regulation is proposed, adopted or enacted, or the staff of the SEC interprets any existing law, statute, rule or regulation in a manner, which, in our reasonable judgment, might materially impair our ability to proceed with the exchange offer

      or

     - we deem it advisable to terminate the exchange offer.

     The conditions listed above are for our sole benefit and we may assert these rights regardless of the circumstances giving rise to any of these conditions. We may waive these conditions in our reasonable discretion in whole or in part at any time and from time to time. If we fail at any time to exercise any of the above rights, the failure will not be deemed a waiver of those rights, and those rights will be deemed ongoing rights which may be asserted at any time and from time to time.

     If we determine in our reasonable discretion that we may terminate the exchange offer, we may:

     - refuse to accept any old notes and return all tendered old notes to the tendering holders

      or

     - extend the exchange offer and retain all old notes tendered before the exchange offer expires, subject, however, to the rights of holders to withdraw these old notes

      or

     - waive unsatisfied conditions with respect to the exchange offer and accept all properly tendered old notes that have not been withdrawn. If this waiver constitutes a material change to the exchange offer, we will disclose this change by means of a prospectus supplement that will be distributed to the registered holders of the old notes. If the exchange offer would otherwise expire, we will extend the exchange offer for 5-10 business days, depending on how significant the waiver is and the manner of disclosure to registered holders.

EXCHANGE AGENT

     We have appointed The Bank of New York as the exchange agent for the exchange offer. You should direct any questions, requests for assistance and requests for additional copies of this document or of the letter of transmittal to The Bank of New York, as follows:


                      BY MAIL, HAND OR OVERNIGHT COURIER:


                              The Bank of New York
                           Corporate Trust Operations
                            101 Barclay Street -- 7E
                            New York, New York 10286
                             Attention: Mr. Kin Lau
                              Reorganization Unit


                                 BY FACSIMILE:


                                 (212) 298-1915


                             CONFIRM BY TELEPHONE:


                                 (212) 815-3750

     The Bank of New York is also the trustee under the indenture governing the notes.

FEES AND EXPENSES

     We will pay the expenses of this exchange offer. We are making the principal solicitation for tenders of old notes by mail. Our officers and regular employees, however, may make additional solicitation by telegraph, facsimile, e-mail, telephone or in person. We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to brokers, dealers or others soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection with providing the services. We may also reimburse brokerage houses and other custodians, nominees and fiduciaries for their out-of-pocket expenses incurred in forwarding copies of this document, letters of transmittal and related documents to beneficial holders of the old notes.

     We will pay any transfer taxes applicable to the exchange of old notes. If, however, a transfer tax is imposed for any reason other than the exchange, then the person surrendering the notes will pay the amount of any transfer taxes. If you do not submit satisfactory evidence of payment of taxes or of an exemption with the letter of transmittal, we will bill you directly for the amount of those transfer taxes.

ACCOUNTING TREATMENT

     We will record the new notes at the same carrying value as the old notes as reflected in our accounting records on the date of exchange. Therefore, we will not recognize a gain or loss for accounting purposes. We will amortize the expenses of the exchange offer and the unamortized expenses related to the issuance of the old notes over the term of the notes.

VOLUNTARY PARTICIPATION


     YOU DO NOT HAVE TO PARTICIPATE IN THE EXCHANGE OFFER. You should carefully consider whether to accept the terms and conditions of this offer. We urge you to consult your financial and tax advisors in deciding what action to take with respect to the exchange offer. See "Risk Factors -- Risk Factors Relating to the Notes -- If you do not participate in the exchange offer, it may be harder for you to resell and transfer your old notes" for more information about the risks of not participating in the exchange offer.

CONSEQUENCES OF FAILURE TO EXCHANGE

     If you are eligible to participate in the exchange offer but do not tender your old notes, you will not have any further registration rights and your old notes will continue to be subject to transfer restrictions. Accordingly, you may resell your old notes that are not exchanged only:

     - to us, on redemption of notes or otherwise,

     - so long as the old notes are eligible for resale under Rule 144A under the Securities Act, to a person whom you reasonably believe is a "qualified institutional buyer" within the meaning of Rule 144A purchasing for its own account or for the account of a qualified institutional buyer in a transaction meeting the requirements of Rule 144A,

     - in accordance with Rule 144 under the Securities Act or another exemption from the registration requirements of the Securities Act,

     - outside the U.S. to a foreign person in accordance with the requirements of Regulation S under the Securities Act, or

     - under an effective registration statement under the Securities Act, in each case in accordance with all other applicable securities laws.

REGULATORY APPROVALS

     We do not have to comply with any federal or state regulatory requirements and we do not have to obtain any approvals in connection with the exchange offer.

                          DESCRIPTION OF THE NEW NOTES


     We issued the old notes, and will issue the new notes, under the indenture, dated as of April 6, 2004, between us and The Bank of New York, as trustee. The following description of the material provisions of the indenture is only a summary. It does not set out the indenture in its entirety. WE URGE YOU TO READ THE INDENTURE BECAUSE IT, AND NOT THIS DESCRIPTION, DEFINES YOUR RIGHTS AS A HOLDER OF THE NOTES.


     In this section, the terms "we", "us" and "our" refer to Cablevision Systems Corporation and not to any of the subsidiaries. The definitions of some capitalized terms used in the following summary are set forth below under "Certain Definitions".

     We will consider the old notes and the new notes collectively to be a single class for all purposes under the indenture, including waivers, amendments, redemptions and offers to purchase.

GENERAL

     The new notes will mature on April 15, 2012, will initially be limited to an aggregate principal amount of $1,000,000,000 and will be our senior unsecured obligations. The new notes will bear interest at the annual rate of 8% from April 6, 2004 or from the most recent interest payment date to which interest has been paid, payable semi-annually on April 15 and October 15 of each year, commencing on October 15, 2005, to the person in whose name the note is registered at the close of business on April 1 and October 1, as the case may be, next preceding the interest payment date. Interest on the new notes will be computed on the basis of a 360-day year consisting of twelve 30-day months.

     Principal of and interest on the new notes will be payable, and the new notes will be exchangeable and transferable, at our office or agency in The City of New York, which initially will be the corporate trust office of the trustee at 101 Barclay Street, 21st Floor, New York, New York 10286. The new notes will be issued only in fully registered form without coupons, in denominations of $1,000 or any integral multiple thereof. No service charge will be made for any registration of transfer or exchange of the notes, except for any tax or other governmental charge that may be imposed in connection therewith.

     The indenture does not contain any provisions that limit our ability to incur indebtedness or that afford holders of the new notes protection in the event of a highly leveraged or similar transaction, other than as described below under "-- Certain Covenants -- Limitation on Indebtedness".

ISSUANCE OF ADDITIONAL NEW NOTES

     We may, without the consent of the holders of new notes, increase the principal amount of the new notes by issuing additional notes in the future on the same terms and conditions, except for any differences in the issue price and accrued interest prior to the issue date of the additional notes, and with the same CUSIP number as the new notes. The new notes and any additional notes would rank equally and ratably and would be treated as a single class for all purposes of the indenture. No additional notes may be issued if any event of default has occurred and is continuing.

OPTIONAL REDEMPTION

     The new notes may be redeemed at our option in whole or in part at any time and from time to time at a redemption price equal to the greater of:

     - 100% of the principal amount of the new notes to be redeemed; or

     - as determined by a Quotation Agent (as defined below), the sum of the present values of the remaining scheduled payments of principal and interest thereon (not including any portion of such payments of interest accrued to the date of redemption) discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate (as defined below) plus 50 basis points;

     plus, in each case, accrued and unpaid interest to the redemption date.

     "Adjusted Treasury Rate" means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

     "Comparable Treasury Issue" means the United States Treasury security selected by a Quotation Agent as having a maturity comparable to the remaining term of the new notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such new notes.

     "Comparable Treasury Price" means, with respect to any redemption date, (1) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (2) if the trustee obtains fewer than three such Reference Treasury Dealer Quotations, the average of all such quotations.

     "Quotation Agent" means the Reference Treasury Dealer appointed by the trustee after consultation with us.

     "Reference Treasury Dealer" means (1) Citigroup Global Markets Inc. and its successors; provided, however, that if the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a "Primary Treasury Dealer"), we will substitute therefor another Primary Treasury Dealer; and (2) any other Primary Treasury Dealers selected by the trustee after consultation with us.

     "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the trustee, of the bid and ask prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the trustee by such Reference Treasury Dealer at 5:00 p.m. on the third business day preceding such redemption date.


     We will give notice to The Depository Trust Company, or DTC, of any redemption we propose to make at least 30 days, but not more than 60 days, before the redemption date. If we redeem only some of the new notes, it is the practice of DTC to determine by lot the amount of new notes to be redeemed of each of its participating institutions. Notice by DTC to these participants and by participants to "street name" holders of indirect interests in the notes will be made according to arrangements among them and may be subject to statutory or regulatory requirements. The redemption may be conditioned upon the occurrence of one or more conditions precedent.

     Unless we default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the new notes or portions of the notes called for redemption.

SINKING FUND

     The new notes will not be entitled to the benefits of a sinking fund.

RANKING

     The old notes are, and the new notes will be, senior unsecured obligations and will rank equally in right of payment with all of the other existing and future unsecured and unsubordinated indebtedness of Cablevision. Any future secured indebtedness will have a prior claim with respect to the assets securing that indebtedness. The liabilities, including trade payables, of subsidiaries of Cablevision, including CSC Holdings and its subsidiaries, will have a prior claim with respect to the assets of those subsidiaries.

     As of December 31, 2004:

     - we had $1.5 billion of senior unsecured indebtedness;

     - CSC Holdings and its restricted subsidiaries had $1.9 billion in borrowings under CSC Holdings' credit facility, $4.2 billion of senior unsecured indebtedness, $250 million of senior subordinated indebtedness, $5.9 million of capitalized leases and $25.7 million in cash; and

     - our Unrestricted Subsidiaries had $1.6 billion of indebtedness and capitalized leases and $1.6 billion of collateralized indebtedness reflecting monetization activity.

     The foregoing amounts do not include trade payables of our subsidiaries to which the notes are effectively subordinated.

CERTAIN DEFINITIONS

     The following definitions are applicable to the indenture relating to the old notes and the new notes. Reference is made to the indenture for the full definition of all these terms.

     "Acquired Indebtedness" means Indebtedness of a person (a) existing at the time such person is merged with or into Cablevision or a subsidiary or becomes a subsidiary or (b) assumed in connection with the acquisition of assets from such person.

     "Affiliate" means, with respect to any specified person, any other person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified person. For the purposes of this definition, "control", when used with respect to any specified person, means the power to direct the management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

     "Annualized Operating Cash Flow" means, for any period of three complete consecutive calendar months, an amount equal to Operating Cash Flow for such period multiplied by four.

     "Average Life" means, at any date of determination with respect to any debt security, the quotient obtained by dividing (a) the sum of the products of (i) the number of years from such date of determination to the dates of each successive scheduled principal payment of such debt security and (ii) the amount of such principal payment by (b) the sum of all such principal payments.

     "Capitalized Lease Obligation" means any obligation of a person to pay rent or other amounts under a lease with respect to any property, whether real, personal or mixed, acquired or leased by such person and used in its business that is required to be accounted for as a liability on the balance sheet of such person in accordance with GAAP, and the amount of such Capitalized Lease Obligation will be the amount so required to be accounted for as a liability.

     "Cash Flow Ratio" means, as at any date, the ratio of (a) the sum of the aggregate outstanding principal amount of all Indebtedness of Cablevision and the Restricted Subsidiaries determined on a consolidated basis, but excluding all Interest Swap Obligations entered into by Cablevision or any Restricted Subsidiary and one of the lenders under the credit facility of CSC Holdings outstanding on such date, plus (but without duplication of Indebtedness supported by letters of credit) the aggregate undrawn face amount of all letters of credit outstanding on such date to (b) Annualized Operating Cash Flow determined as at the last day of the most recent month for which financial information is available.

     "Consolidated Net Tangible Assets" of any person means, as of any date, (a) all amounts that would be shown as assets on a consolidated balance sheet of such person and its Restricted Subsidiaries prepared in accordance with GAAP, less (b) the amount thereof constituting goodwill and other intangible assets as calculated in accordance with GAAP.

     "CSC Holdings" means CSC Holdings, Inc., a Delaware corporation, and its successors and assigns.

     "Cumulative Cash Flow Credit" means the sum of:

     - cumulative Operating Cash Flow during the period commencing on July 1, 1988 and ending on the last day of the most recent month preceding the date of the proposed Restricted Payment for which financial information is available or, if cumulative Operating Cash Flow for such period is negative, minus the amount by which cumulative Operating Cash Flow is less than zero, plus

     - the aggregate net proceeds received by Cablevision or CSC Holdings from the issuance or sale (other than to Cablevision or a Restricted Subsidiary) of its capital stock (other than Disqualified Stock) on or after January 1, 1992, plus

     - the aggregate net proceeds received by Cablevision or CSC Holdings from the issuance or sale (other than to Cablevision or a Restricted Subsidiary) of its capital stock (other than Disqualified Stock) on or after January 1, 1992, upon the conversion of, or exchange for, Indebtedness of Cablevision or any Restricted Subsidiary or from the exercise of any options, warrants or other rights to acquire capital stock of Cablevision or CSC Holdings.

     For purposes of this definition, the net proceeds in property other than cash received by Cablevision or CSC Holdings as contemplated by the second two bullet points above will be valued at the fair market value of such property (as determined by our board of directors, whose good faith determination will be conclusive) at the date of receipt by Cablevision or CSC Holdings.

     "Cumulative Interest Expense" means, for the period commencing on July 1, 1988 and ending on the last day of the most recent month preceding the proposed Restricted Payment for which financial information is available, the aggregate of the interest expense of Cablevision and its Restricted Subsidiaries (or the Restricted Subsidiaries for periods prior to Cablevision's incorporation) for such period, determined on a consolidated basis in accordance with GAAP, including interest expense attributable to Capitalized Lease Obligations.

     "Debt" with respect to any person means, without duplication, any liability, whether or not contingent:

     - in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements with respect thereto), but excluding reimbursement obligations under any surety bond,

     - representing the balance deferred and unpaid of the purchase price of any property (including pursuant to Capitalized Lease Obligations), except any such balance that constitutes a trade payable,

     - under Interest Swap Agreements (as defined in CSC Holdings' credit facility) entered into pursuant to CSC Holdings' credit facility,

     - under any other agreement related to the fixing of interest rates on any Indebtedness, such as an interest swap, cap or collar agreement (if and to the extent any of the foregoing would appear as a liability upon a balance sheet of such person prepared on a consolidated basis in accordance with GAAP), or

     - guarantees of items of other persons which would be included within this definition for such other persons, whether or not the guarantee would appear on such balance sheet.

     "Debt" does not include:

     - Disqualified Stock,

     - any liability for federal, state, local or other taxes owed or owing by such person, or

     - any accounts payable or other liability to trade creditors arising in the ordinary course of business, including guarantees thereof or instruments evidencing such liabilities.

     "Disqualified Stock" means any capital stock of Cablevision or any Restricted Subsidiary which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the maturity date of the notes.

     "Generally Accepted Accounting Principles" or "GAAP" means generally accepted accounting principles in the United States, consistently applied, which were in effect as of August 15, 1997.

     "Indebtedness" with respect to any person means the Debt of such person; provided that, for purposes of the definition of "Indebtedness" (including the term "Debt" to the extent incorporated in such definition) and for purposes of the definition of "Event of Default", the term "guarantee" will not be interpreted to extend to a guarantee under which recourse is limited to the capital stock of an entity that is not a Restricted Subsidiary.

     "Interest Swap Obligations" means, with respect to any person, the obligations of such person pursuant to any arrangement with any other person whereby, directly or indirectly, such person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such person calculated by applying a fixed or a floating rate of interest on the same notional amount.

     "Investment" means any advance, loan, account receivable (other than an account receivable arising in the ordinary course of business), or other extension of credit (excluding, however, accrued and unpaid interest in respect of any advance, loan or other extension of credit) or any capital contribution to (by means of transfers of property to others, payments for property or services for the account or use of others, or otherwise), any purchase or ownership of any stock, bonds, notes, debentures or other securities (including, without limitation, any interests in any partnership or joint venture) of, or any bank accounts with or guarantee of any Indebtedness or other obligations of, any Unrestricted Subsidiary or Affiliate that is not a subsidiary of Cablevision, provided that (a) the term "Investment" will not include any transaction that would otherwise constitute an Investment of Cablevision or a subsidiary of Cablevision to the extent that the consideration provided by Cablevision or such subsidiary in connection therewith consists of capital stock of Cablevision (other than Disqualified Stock) and (b) the term "guarantee" will not be interpreted to extend to a guarantee under which recourse is limited to the capital stock of an entity that is not a Restricted Subsidiary.

     "Lien" means any lien, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature of a security interest and any agreement to give any security interest). A person will be deemed to own subject to a Lien any property which such person has acquired or holds subject to the interest of a vendor or lessor under a conditional sale agreement, capital lease or other title retention agreement.

     "Mandatorily Redeemable Preferred Stock" means CSC Holdings' Series A Exchangeable Participating Preferred Stock, Series H Redeemable Exchangeable Preferred Stock, Series M Redeemable Exchangeable Preferred Stock and any series of preferred stock of CSC Holdings issued in exchange for, or the proceeds of which are used to repurchase, redeem, defease or otherwise acquire, all or any portion of the Series A Exchangeable Participating Preferred Stock, Series H Redeemable Exchangeable Preferred Stock, Series M Redeemable Exchangeable Preferred Stock or any other Mandatorily Redeemable Preferred Stock.

     "Operating Cash Flow" means, for any period, the sum of the following for Cablevision and the Restricted Subsidiaries (or the Restricted Subsidiaries for periods prior to Cablevision's incorporation) for such period, determined on a consolidated basis in accordance with GAAP (except for the amortization of deferred installation income which will be excluded from the calculation of Operating Cash Flow for all purposes of the indenture): (a) aggregate operating revenues minus (b) aggregate operating expenses (including technical, programming, sales, selling, general and administrative expenses and salaries and other compensation, net of amounts allocated to Affiliates, paid to any general partner, director, officer or employee of Cablevision or any Restricted Subsidiary, but excluding interest, depreciation and amortization and the amount of non-cash compensation in respect of Cablevision's employee incentive stock programs for such period (not to exceed in the aggregate for any calendar year 7% of the Operating Cash Flow for the previous calendar year) and, to the extent otherwise included in operating expenses, any losses resulting from a write-off or write-down of Investments by Cablevision or any Restricted Subsidiary in Affiliates). For purposes of determining Operating Cash Flow, there will be excluded all management fees until actually paid to Cablevision or any Restricted Subsidiary in cash.

     "Permitted Liens" means the following types of Liens:

     - Liens existing on the issuance date of the notes,

     - Liens on shares of the capital stock of an entity that is not a Restricted Subsidiary, which Liens solely secure a guarantee by Cablevision or a Restricted Subsidiary, or both, of Indebtedness of such entity,

     - Liens on Receivables and Related Assets (and proceeds thereof) securing only Indebtedness otherwise permitted to be incurred by a Securitization Subsidiary,

     - Liens on shares of the capital stock of a subsidiary of Cablevision securing Indebtedness under the credit facility of CSC Holdings or any renewal of or replacement of such credit facility,

     - Liens granted in favor of Cablevision or any Restricted Subsidiary,

     - Liens securing the notes,

     - Liens securing Acquired Indebtedness created prior to (and not in connection with or in contemplation of) the incurrence of such Indebtedness by Cablevision or a Restricted Subsidiary; provided that such Lien does not extend to any property or assets of Cablevision or any Restricted Subsidiary other than the assets acquired in connection with the incurrence of such Acquired Indebtedness,

     - Liens securing Interest Swap Obligations or "margin stock", as defined in Regulations G and U of the Board of Governors of the Federal Reserve System,

     - statutory Liens of landlords and carriers, warehousemen, mechanics, suppliers, materialmen, repairmen or other like liens arising in the ordinary course of business of Cablevision or any Restricted Subsidiary and with respect to amounts not yet delinquent or being contested in good faith by appropriate proceedings,

     - Liens for taxes, assessments, government charges or claims not yet due or that are being contested in good faith by appropriate proceedings,

     - zoning restrictions, easements, rights-of-way, restrictions and other similar charges or encumbrances or minor defects in title not interfering in any material respect with the business of Cablevision or any of its Restricted Subsidiaries,

     - Liens arising by reason of any judgment, decree or order of any court, arbitral tribunal or similar entity so long as any appropriate legal proceedings that may have been initiated for the review of such judgment, decree or order have not been finally terminated or the period within which such proceedings may be initiated has not expired,

     - Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security or similar legislation,

     - Liens securing the performance of bids, tenders, leases, contracts, franchises, public or statutory obligations, surety, stay or appeal bonds, or other similar obligations arising in the ordinary course of business,

     - Leases under which Cablevision or any Restricted Subsidiary is the lessee or the lessor,

     - purchase money mortgages or other purchase money liens (including without limitation any Capital Lease Obligations) upon any fixed or capital assets acquired after the issuance date of the notes, or purchase money mortgages (including without limitation Capitalized Lease Obligations) on any such assets hereafter acquired or existing at the time of acquisition of such assets, whether or not assumed, so long as (i) such mortgage or lien does not extend to or cover any other asset of Cablevision or any Restricted Subsidiary and (ii) such mortgage or lien secures the obligation to pay the purchase price of such asset, interest thereon and other charges incurred in connection therewith (or the obligation under such Capitalized Lease Obligation) only,

     - Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other property relating to such letters of credit and products and proceeds thereof,

     - Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual or warranty requirements of Cablevision or any of its Restricted Subsidiaries, including rights of offset and set-off,

     - Liens to secure other Indebtedness; provided, however, that the principal amount of any Indebtedness secured by such Liens, together with the principal amount of any Indebtedness refinancing any Indebtedness incurred under this clause as permitted by the immediately following clause (and successive refinancings thereof), may not exceed 15% of Cablevision's Consolidated Net Tangible Assets as of the last day of Cablevision's most recently completed fiscal year for which financial information is available, and

     - any extension, renewal or replacement, in whole or in part, of any Lien described in the immediately preceding clauses; provided that any such extension, renewal or replacement is no more restrictive in any material respect than the Lien so extended, renewed or replaced and does not extend to any additional property or assets.

     "Receivables and Related Assets" means:

     - accounts receivable, instruments, chattel paper, obligations, general intangibles, equipment and other similar assets, including interests in merchandise or goods, the sale or lease of which gives rise to the foregoing, related contractual rights, guarantees, insurance proceeds, collections and other related assets,

     - equipment,

     - inventory, and

     - proceeds of all of the above.

     "Refinancing Indebtedness" means Indebtedness of Cablevision incurred to redeem, repurchase, defease or otherwise acquire or retire for value other Indebtedness that is subordinate in right of payment to the notes, so long as any such new Indebtedness (a) is made subordinate to the notes at least to the same extent as the Indebtedness being refinanced and (b) does not (i) have an Average Life less than the Average Life of the Indebtedness being refinanced,
(ii) have a final scheduled maturity earlier than the final scheduled maturity of the Indebtedness being refinanced or (iii) permit redemption at the option of the holder earlier than the earlier of (A) the final scheduled maturity of the Indebtedness being refinanced or (B) any date of redemption at the option of the holder of the Indebtedness being refinanced.

     "Restricted Payment" means:

     - any Stock Payment by Cablevision or a Restricted Subsidiary,

     - any direct or indirect payment by Cablevision or a Restricted Subsidiary to redeem, purchase, defease or otherwise acquire or retire for value, prior to any scheduled maturity, scheduled repayment or scheduled sinking fund payment, any Indebtedness of Cablevision that is subordinate in right of payment to the notes; provided, however, that any direct or indirect payment by Cablevision or a Restricted Subsidiary to redeem, purchase, defease or otherwise acquire or retire for value, prior to any scheduled maturity, scheduled repayment or scheduled sinking fund payment, any Indebtedness that is subordinate in right of payment to the notes will not be a Restricted Payment if either (i) after giving effect thereto, the ratio of the Senior Indebtedness of Cablevision and the Restricted Subsidiaries to Annualized Operating Cash Flow determined as of the last day of the most recent month for which financial information is available is less than or equal to 5 to 1 or (ii) such subordinate Indebtedness is redeemed, purchased, defeased or otherwise acquired or retired in exchange for, or out of, (x) the proceeds of a sale (within one year before or 180 days after such redemption, purchase, defeasance, acquisition or retirement) of Refinancing Indebtedness or capital stock of Cablevision or warrants, rights or options to acquire capital stock of Cablevision or (y) any source of funds other than the incurrence of Indebtedness (it being understood that the use of such funds to repay Indebtedness that is later reborrowed to redeem, purchase, defease or otherwise acquire or retire the subordinate Indebtedness shall be considered a source of funds other than the incurrence of Indebtedness), or

     - any direct or indirect payment by Cablevision or a Restricted Subsidiary to redeem, purchase, defease or otherwise acquire or retire for value any Disqualified Stock at its mandatory redemption date or other maturity date if and to the extent that Indebtedness that is not subordinate in right of payment to the notes is incurred to finance such redemption, purchase, defeasance or other acquisition or retirement; provided, however, that the redemption, purchase, defeasance or other acquisition or retirement of mandatorily redeemable preferred stock at its mandatory redemption or other maturity date will not be a Restricted Payment if and to the extent any Indebtedness incurred to finance all or a portion of the purchase or redemption price does not have a final scheduled maturity date, or permit redemption at the option of the holder thereof, earlier than the final scheduled maturity of the notes of the relevant series.

     Notwithstanding the foregoing, Restricted Payments will not include (a) payments by any Restricted Subsidiary to Cablevision or any other Restricted Subsidiary, (b) any Investment or designation of a Restricted Subsidiary as an Unrestricted Subsidiary permitted under the "Limitation on Investments in Unrestricted Subsidiaries and Affiliates" covenant, or (c) any redemption, purchase, defeasance or other acquisition or retirement of the Mandatorily Redeemable Preferred Stock.

     "Restricted Subsidiary" means CSC Holdings and any other subsidiary of Cablevision, whether existing on the date of the indenture or created subsequent thereto, designated from time to time by Cablevision as a "Restricted Subsidiary"; provided, however, that no subsidiary other than CSC Holdings that is not a Securitization Subsidiary can be or remain so designated unless (a) at least 67% of each of the total equity interest and the voting control of such subsidiary is owned, directly or indirectly, by Cablevision or another Restricted Subsidiary and (b) such subsidiary is not restricted, pursuant to the terms of any loan agreement, note, indenture or other evidence of indebtedness, from

     - paying dividends or making any distribution on such subsidiary's capital stock or other equity securities or paying any Indebtedness owed to Cablevision or to any Restricted Subsidiary,

     - making any loans or advances to Cablevision or any Restricted Subsidiary or

     - transferring any of its properties or assets to Cablevision or any Restricted Subsidiary

(it being understood that a financial covenant any of the components of which are directly impacted by the taking of the action (e.g., the payment of a dividend) itself (such as a minimum net worth test) would be deemed to be a restriction on the foregoing actions, while a financial covenant none of the components of which is directly impacted by the taking of the action (e.g., the payment of a dividend) itself (such as a debt to cash flow test) would not be deemed to be a restriction on the foregoing actions); and provided further, that Cablevision may, from time to time, redesignate any Restricted Subsidiary other than CSC Holdings as an Unrestricted Subsidiary in accordance with the provisions of the "Limitation on Investments in Unrestricted Subsidiaries and Affiliates" covenant.

     "Securitization Subsidiary" means a Restricted Subsidiary that is established for the limited purpose of acquiring and financing Receivables and Related Assets and engaging in activities ancillary thereto; provided that (a) no portion of the Indebtedness of a Securitization Subsidiary is guaranteed by or is recourse to Cablevision or any other Restricted Subsidiary (other than recourse for customary representations, warranties, covenants and indemnities, none of which relates to the collectibility of the Receivables and Related Assets) and (b) none of Cablevision or any other Restricted Subsidiary has any obligation to maintain or preserve such Securitization Subsidiary's financial condition.

     "Senior Indebtedness" means, with respect to any person, all principal of (premium, if any) and interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to such person whether or not a claim for post filing interest is allowed in such proceedings) with respect to all Indebtedness of such person; provided that Senior Indebtedness will not include:

     - any Indebtedness of such person that, by its terms or the terms of the instrument creating or evidencing such Indebtedness, is expressly subordinate in right of payment to the notes,

     - any guarantee of Indebtedness of any subsidiary of such person if recourse against such guarantee is limited to the capital stock or other equity interests of such subsidiary,

     - any obligation of such person to any subsidiary of such person or, in the case of a Restricted Subsidiary, to Cablevision or any other subsidiary of Cablevision, or

     - any Indebtedness of such person (and any accrued and unpaid interest in respect thereof) that is subordinate or junior in any respect to any other Indebtedness or other obligation of such person.

     "Stock Payment" means, with respect to any person, the payment or declaration of any dividend, either in cash or in property (except dividends payable in common stock or common shares of capital stock of such person), or the making by such person of any other distribution, on account of any shares of any class of its capital stock, now or hereafter outstanding, or the redemption, purchase, retirement or other acquisition or retirement for value by such person, directly or indirectly, of any shares of any class of its capital stock, now or hereafter outstanding, other than the redemption, purchase, defeasance or other acquisition or retirement for value of any Disqualified Stock at its mandatory redemption date or other maturity date.

     "Unrestricted Subsidiary" means any subsidiary of Cablevision that is not a Restricted Subsidiary.

CERTAIN COVENANTS

     The indenture contains, among others, the following covenants:

     Limitation on Indebtedness. The indenture provides that Cablevision will not, and will not permit any Restricted Subsidiary to, directly or indirectly, incur, create, issue, assume, guarantee or otherwise become liable for, contingently or otherwise, or become responsible for the payment of, contingently or otherwise, any Indebtedness, other than Indebtedness between or among any of Cablevision and its Restricted Subsidiaries, unless, after giving effect thereto, the Cash Flow Ratio is less than or equal to 9 to 1.

     At December 31, 2004, the Cash Flow Ratio was 6.3 to 1.0.

     Limitation on Restricted Payments. The indenture provides that Cablevision will not, and will not permit any Restricted Subsidiary to, make any Restricted Payment if (1) at the time of such proposed Restricted Payment, a Default or Event of Default has occurred and is continuing or will occur as a consequence of such

Restricted Payment or (2) immediately after giving effect to such Restricted Payment, the aggregate of all Restricted Payments that have been made on or after July 1, 1988 would exceed the sum of:

          (a) $25,000,000, plus

          (b) an amount equal to the difference between (i) the Cumulative Cash Flow Credit and (ii) 1.2 multiplied by Cumulative Interest Expense.

     For purposes of this "Limitation on Restricted Payments" covenant, the amount of any Restricted Payment, if other than cash, will be based upon fair market value as determined by our board of directors, whose good faith determination will be conclusive.

     The provisions above do not prevent: (1) the payment of any dividend within 60 days after the date of declaration thereof, if at such date of declaration such payment complied with the above provisions, (2) the retirement, redemption, purchase, defeasance or other acquisition of any shares of Cablevision's capital stock or warrants, rights or options to acquire capital stock of Cablevision, in exchange for, or out of the proceeds of a sale (within one year before or 180 days after such retirement, redemption, purchase, defeasance or other acquisition) of, other shares of Cablevision's capital stock or warrants, rights or options to acquire capital stock of Cablevision and (3) the retirement, redemption, purchase, defeasance or other acquisition of any shares of CSC Holdings' capital stock or warrants, rights or options to acquire capital stock of CSC Holdings, in exchange for, or out of the proceeds of a sale (within one year before or 180 days after such retirement, redemption, purchase, defeasance or other acquisition) of, other shares of CSC Holdings' capital stock or warrants, rights or options to acquire capital stock of CSC Holdings. For purposes of determining the aggregate permissible amount of Restricted Payments in accordance with clause (2) of the first paragraph of this covenant, all amounts expended pursuant to clause (1) of this paragraph will be included and all amounts expended or received pursuant to clause (2) or (3) of this paragraph will be excluded; provided, however, that amounts paid pursuant to clause (1) of this paragraph will be included only to the extent that such amounts were not previously included in calculating Restricted Payments.

     For the purposes of the provisions above, the net proceeds from the issuance of shares of Cablevision's capital stock upon conversion of Indebtedness will be deemed to be an amount equal to the accreted value of such Indebtedness on the date of such conversion and the additional consideration, if any, Cablevision receives upon such conversion, minus any cash payment on account of fractional shares (such consideration, if in property other than cash, to be determined by our board of directors, whose good faith determination will be conclusive). If Cablevision makes a Restricted Payment which, at the time of the making of such Restricted Payment, would be in Cablevision's good faith determination permitted under the requirements of this covenant, such Restricted Payment will be deemed to have been made in compliance with this covenant notwithstanding any subsequent adjustments made in good faith to Cablevision's financial statements affecting Cumulative Cash Flow Credit or Cumulative Interest Expense for any period.

     As of December 31, 2004, we are permitted to make Restricted Payments of approximately $4.1 billion.

     Limitation on Investments in Unrestricted Subsidiaries and Affiliates. The indenture provides that Cablevision will not, and will not permit any Restricted Subsidiary to, directly or indirectly, (1) make any Investment or (2) allow any Restricted Subsidiary to become an Unrestricted Subsidiary, in each case unless
(a) no Default or Event of Default has occurred and is continuing or will occur as a consequence of the Investment or the redesignation of a Restricted Subsidiary and (b) after giving effect thereto, the Cash Flow Ratio is less than or equal to 9 to 1.

     The preceding provisions of this covenant will not prohibit any renewal or reclassification of any Investment existing on the date hereof or trade credit extended on usual and customary terms in the ordinary course of business.

     Transactions with Affiliates. The indenture provides that Cablevision will not, and will not permit any of its subsidiaries to, sell, lease, transfer or otherwise dispose of any of its properties or assets to or purchase any property or assets from, or enter into any contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, an affiliate of Cablevision that is not a subsidiary of Cablevision, having a value, or for consideration having a value, in excess of $25,000,000 individually or in the aggregate unless Cablevision's board of directors or any authorized committee of Cablevision's board of directors makes a good faith determination that the terms of such transaction are, taken as a whole, no less favorable to Cablevision or such subsidiary, as the case may be, than those which might be available in a comparable transaction with an unrelated person. For purposes of clarification, this provision will not apply to Restricted Payments permitted under "-- Limitation on Restricted Payments".

     Limitation on Liens. The indenture provides that Cablevision will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create, incur, assume or suffer to exist any Lien of any kind, except for Permitted Liens, on or with respect to any of its property or assets, whether owned at the date of the indenture or thereafter acquired, or any income, profits or proceeds therefrom, or assign or otherwise convey any right to receive income thereon, unless (x) in the case of any Lien securing Indebtedness that is subordinated in right of payment to the notes, the notes are secured by a Lien on such property, assets or proceeds that is senior in priority to such Lien and (y) in the case of any other Lien, the notes are equally and ratably secured.

CONSOLIDATION, MERGER AND SALE OF ASSETS

     Cablevision may not consolidate or merge with or into, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its assets to, any person, unless: (1) the person formed by or surviving any such consolidation or merger (if other than Cablevision) or to which such sale, assignment, transfer, lease, conveyance or disposition is made is a corporation organized and existing under the laws of the United States, any state thereof or the District of Columbia, and assumes by a supplemental indenture all of the obligations of Cablevision under the notes and the indenture, (2) immediately before and immediately after such transaction, and after giving effect thereto, no Default or Event of Default has occurred and is continuing, and (3) immediately after such transaction, and after giving effect thereto, the person formed by or surviving any such consolidation or merger, or to which such sale, assignment, transfer, lease or conveyance or disposition is made, has a Cash Flow Ratio not in excess of 9 to 1.

EVENTS OF DEFAULT

     The following are Events of Default with respect to the notes under the indenture:

          (1) default for 30 days in payment of interest on the notes,

          (2) default in payment of principal of the notes at maturity, upon acceleration or otherwise,

          (3) failure to comply with any other covenant or agreement of Cablevision under the indenture, continued for 60 days (or, with respect to certain covenants or agreements, 30 days) after written notice as provided in the indenture,

          (4) default or defaults under any mortgage, indenture or instrument that secures or evidences any Indebtedness for money borrowed or guaranteed by Cablevision or a Restricted Subsidiary in an aggregate amount of $25,000,000 or more (but excluding any Indebtedness for the deferred purchase price of property or services owed to the person providing such property or services as to which Cablevision or such Restricted Subsidiary is contesting its obligation to pay the same in good faith and by proper proceedings and for which Cablevision or such Restricted Subsidiary has established appropriate reserves) which result from the failure to pay such Indebtedness at final maturity or which has resulted in the acceleration of such Indebtedness,

          (5) the entry of a final judgment or final judgments for the payment of money by a court or courts of competent jurisdiction against Cablevision or any Restricted Subsidiary in an aggregate amount exceeding $25,000,000, which remain undischarged and unbonded for a period (during which execution has not been effectively stayed) of 60 days or as to which an enforcement proceeding has been commenced by any creditor, and

          (6) certain events of bankruptcy, insolvency or reorganization.

     If an Event of Default (other than as specified in (6) above) occurs and is continuing, either the trustee or the holders of not less than 25% in aggregate principal amount of the outstanding notes, by written notice to Cablevision (and to the trustee if such notice is given by the holders), may declare all the unpaid principal of and interest on the notes to be due and payable as provided in the indenture. Upon a declaration of acceleration, such principal and accrued interest will be due and payable ten days after receipt by Cablevision of such written notice. No action on the part of the trustee or any holder of the notes is required for such acceleration if an Event of Default specified in (6) above has occurred and is continuing.

     The holders of at least a majority in principal amount of the notes may rescind an acceleration and its consequences if (1) all existing Events of Default, other than the nonpayment of principal of or interest on the notes which have become due solely because of the acceleration, have been cured or waived and (2) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction.

     A declaration of acceleration by holders because of an Event of Default specified in clause (4) of the third preceding paragraph would be automatically annulled if the Indebtedness referred to therein were discharged, or the holders thereof rescinded their declaration of acceleration referred to therein, within 30 days after the acceleration of the notes and no other Event of Default had occurred and not been cured or waived during such period. The holders of a majority in principal amount of the notes also have the right to waive certain past defaults under the indenture.

     No holder of any security issued under the indenture has any right to institute any proceeding with respect to any notes, the indenture or for any remedy thereunder, unless (1) such holder has previously given to the trustee written notice of a continuing Event of Default under the indenture, (2) the holders of at least 25% in principal amount of the outstanding notes have made written request and offered reasonable indemnity to the trustee to institute such proceeding as the trustee under the indenture, and (3) the trustee has not received from the holders of a majority in principal amount of the outstanding notes issued under the indenture a direction inconsistent with such request and the trustee has failed to institute such proceeding within 60 days after receipt of such notice. Such limitations do not apply, however, to a suit instituted by a holder of a security for the enforcement of payment of the principal of or interest on such security on or after the respective due dates expressed in such security.

     During the existence of an Event of Default, the trustee is required to exercise such rights and powers vested in it under the indenture and use the same degree of care and skill in its exercise thereof as a prudent person would exercise under the circumstances in the conduct of such person's own affairs. Subject to the provisions of the indenture relating to the duties of the trustee, in case an Event of Default has occurred and is continuing, the trustee is not under any obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders unless such holders have offered to the trustee reasonable security or indemnity. Subject to such provisions for the indemnification of the trustee, the holders of a majority in principal amount of the notes issued under the indenture have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee under the indenture.

     Cablevision is required to furnish to the trustee an annual statement as to the performance by Cablevision of its obligations under the indenture and as to any default in such performance.

DEFEASANCE

     Cablevision at any time may terminate all of its obligations with respect to the notes ("defeasance"), except for certain obligations, including those regarding the Defeasance Trust (as defined below) and obligations to register the transfer or exchange of the notes, to replace mutilated, destroyed, lost or stolen notes and to maintain agencies in respect of the notes. Cablevision may also at any time terminate its obligations under the covenants set forth in the indenture, which are described under "-- Certain Covenants" above, and any omission to comply with such obligations will not constitute a Default or an Event of Default ("covenant defeasance").

     In order to exercise either defeasance or covenant defeasance, (1) Cablevision must irrevocably deposit in trust, for the benefit of the holders, with the trustee money or U.S. government obligations, or a combination thereof, in such amounts as will be sufficient to pay the principal of and premium, if any, and interest on the notes being defeased to redemption or maturity (the "Defeasance Trust"), (2) Cablevision must deliver opinions of counsel to the effect that the holders will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred (in the case of defeasance, such opinion must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable federal income tax laws), and (3) Cablevision must comply with certain other conditions.

SATISFACTION AND DISCHARGE OF THE INDENTURE AND THE NOTES

     The indenture will cease to be of further effect (except as to surviving rights of registration of transfer or exchange of notes, as expressly provided for in the indenture) as to all outstanding notes when either (1) all such notes theretofore authenticated and delivered (except lost, stolen or destroyed notes which have been replaced or paid) have been delivered to the trustee for cancellation and Cablevision has paid all sums payable by it under the indenture or (2) all such notes not theretofore delivered to the trustee for cancellation
(a) have become due and payable, or (b) will become due and payable within one year, and Cablevision has irrevocably deposited or caused to be deposited with the trustee funds in an amount sufficient to pay the entire indebtedness on such notes not theretofore delivered to the trustee for cancellation, for principal and interest to the date of deposit (if such notes are then due and payable) or to the maturity date, and Cablevision has paid all other sums payable by it under the indenture.

MODIFICATION AND WAIVER

     Modifications and amendments of the indenture or of notes issued thereunder may be made by Cablevision and the trustee with the consent of the holders of not less than a majority in aggregate principal amount of the notes; provided, however, that no such modification or amendment may, without the consent of the holder of each outstanding note issued thereunder,

     - change the stated maturity of the principal of, or any installment of interest on, a note,

     - reduce the principal amount of or interest on a note,

     - change the coin or currency in which a note or the interest thereon is payable,

     - impair the right to institute suit for the enforcement of any payment on or with respect to a note after the stated maturity,

     - reduce the percentage in principal amount of the notes and any other affected series of debt securities, taken separately or together, as the case may be, the approval of whose holders is needed to waive compliance with certain provisions of the indenture or to waive certain defaults, or

     - modify any of the provisions relating to supplemental indentures requiring the consent of holders or relating to the waiver of past defaults, except to increase the percentage of outstanding notes required for such actions or to provide that certain other provisions of the indenture cannot be modified or waived without the consent of the holder of each note affected thereby.

     The holders of a majority in aggregate principal amount of the notes issued under the indenture may waive compliance with certain restrictive covenants and provisions of the indenture.

REGARDING THE TRUSTEE

     The Bank of New York is the trustee under the indenture and the indentures relating to our existing senior indebtedness and senior subordinated indebtedness. The Bank of New York is a party to certain credit facilities with us and our subsidiaries, including CSC Holdings' credit facility. The Bank of New York may also maintain other banking arrangements with us in the ordinary course of business.

BOOK-ENTRY DELIVERY AND FORM

     The certificates representing the notes will be issued in fully registered form, without coupons. The notes will be deposited with, or on behalf of, The Depository Trust Company, New York, New York ("DTC"), and registered in the name of Cede & Co., as DTC's nominee, in the form of one or more global certificates.

                MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

     The exchange of old notes for new notes will not be treated as a taxable transaction for U.S. Federal income tax purposes because the terms of the new notes will not be considered to differ materially in kind or in extent from the terms of the old notes. Rather, the new notes you receive will be treated as a continuation of your investment in the old notes. As a result, you will not recognize gain or loss upon the exchange of your old notes for new notes. In addition, your basis and holding period in the new notes will be the same as your basis and holding period in the old notes exchanged therefor.


     IF YOU ARE CONSIDERING EXCHANGING YOUR OLD NOTES FOR NEW NOTES, YOU SHOULD CONSULT YOUR OWN TAX ADVISORS CONCERNING THE TAX CONSEQUENCES OF THE EXCHANGE ARISING UNDER STATE, LOCAL OR FOREIGN LAWS.


                              PLAN OF DISTRIBUTION

     If you want to participate in the exchange offer you must represent, among other things, that:

     - you are acquiring the new notes issued in the exchange offer in the ordinary course of your business,

     - you are not an "affiliate", as defined in Rule 405 under the Securities Act, of Cablevision; and

     - you are not participating, do not intend to participate, and have no arrangement or understanding with any person to participate, in a distribution of the new notes issued in the exchange offer.

     If you are unable to make the above representations you are a "restricted holder". A restricted holder will not be able to participate in the exchange offer and may only sell its old notes under a registration statement containing the selling securityholder information required by Item 507 of Regulation S-K of the Securities Act, or under an exemption from the registration requirement of the Securities Act.

     If you are a broker-dealer who holds old notes that were acquired for your own account as a result of market-marking activities or other trading activities, you may exchange old notes by the exchange offer. As a broker-dealer, you may be deemed to be an "underwriter" within the meaning of the Securities Act, and, consequently, must deliver a prospectus meeting the requirements of the Securities Act in connection with any resales of the new notes you receive in the exchange offer.

     Each participating broker-dealer is required to acknowledge in the letter of transmittal that it acquired the old notes as a result of market-making activities or other trading activities and that it will deliver a prospectus in connection with the resale of the new notes. We have agreed that, for a period of up to 90 days after the last exchange date, we will use our best efforts to

     - keep the exchange offer registration statement continuously effective, supplemented and amended as required by the registration rights agreement to the extent necessary to ensure that it is available for resale of old notes acquired by broker-dealers for their own accounts as a result of market-making activities or other trading activities,

     - ensure that the exchange offer registration statement conforms with the requirements of the registration rights agreement, the Securities Act and the policies, rules and regulations of the SEC as announced from time to time; and

     - make this prospectus available to participating broker-dealers for use in connection with any resale.

During this period of time, delivery of this prospectus, as it may be amended or supplemented, will satisfy the prospectus delivery requirements of a participating broker-dealer engaged in market making or other trading activities.

     Based on interpretations by the staff of the SEC, we believe that new notes issued by the exchange offer may be offered for resale, resold and otherwise transferred by their holder, other than a participating broker-dealer, without compliance with the registration and prospectus delivery requirements of the Securities Act.

     We will not receive any proceeds from any sale of new notes by broker-dealers. New notes received by participating broker-dealers for their own account under the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market,

     - in negotiated transactions,

     - through the writing of options on the new notes or

     - a combination of methods of resale.

     The new notes may be sold from time to time:

     - at market prices prevailing at the time of resale,

     - at prices related to prevailing market prices or

     - at negotiated prices.

Any resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any participating broker-dealer and/or the purchasers of any new notes.

     Any participating broker-dealer that resells new notes received by it for its own account under the exchange offer and any broker or dealer that participates in a distribution of the new notes may be deemed to be an "underwriter" within the meaning of the Securities Act. Any profit on any resale of new notes and any commissions or concessions received by these persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a participating broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     We have agreed to pay all expenses incidental to the exchange offer other than commissions and concessions of any brokers or dealers and will indemnify holders of the notes, including any broker-dealers, against some liabilities, including liabilities under the Securities Act, as set forth in the registration rights agreement.

                           VALIDITY OF THE NEW NOTES

     The validity of the new notes will be passed upon for us by Sullivan & Cromwell LLP, New York, New York.

                                    EXPERTS

     The consolidated financial statements and schedule of Cablevision Systems Corporation and subsidiaries as of December 31, 2004 and 2003, and for each of the years in the three-year period ended December 31, 2004, and management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2004 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report dated March 16, 2005 refers to the adoption of the provisions of Statement of Financial Accounting Standards No. 150, Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity, in the year ended December 31, 2003.

                      WHERE YOU CAN FIND MORE INFORMATION

     We are subject to the informational requirements of the Securities Exchange Act of 1934 and in accordance therewith file reports and other information with the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and copies of this material can be obtained from the Public Reference Section of the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Further information on the operation of the SEC's Public Reference Room in Washington

D.C. can be obtained by calling the SEC at 1-800-SEC-0330. The SEC also maintains a Web site that contains reports, proxy statements and other information about issuers, like Cablevision Systems Corporation, who file electronically with the SEC. The address of that site is http://www.sec.gov.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     We hereby incorporate by reference into this document the following documents or information filed with the SEC:

CABLEVISION SYSTEMS CORPORATION'S
COMMISSION FILINGS                                          PERIOD COVERED OR DATE FILED
---------------------------------                           ----------------------------
(FILE NO. 001-14764)
Annual Report on Form 10-K, filed on March      Fiscal year ended December 31, 2004
  16, 2005 (our "Form 10-K")
Current Reports on Form 8-K                     Filed on January 21, 2005, as amended on February 25,
                                                2005, January 21, 2005, February 11, 2005, February
                                                16, 2005, February 23, 2005, March 3, 2005, March 3,
                                                2005, March 9, 2005, March 11, 2005 and April 8, 2005

     We also incorporate by reference into this document all documents we file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 on or after the date of this prospectus and before the termination of the offering of the 8% Series B Senior Notes.

     Any statement contained herein or in any document incorporated or deemed to be incorporated by reference in this document will be deemed to be modified or superseded for the purpose of this document to the extent that a subsequent statement contained herein or in any subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this document.


     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR THAT WE HAVE REFERRED YOU TO. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. NEITHER THE MAKING OF THE EXCHANGE OFFER PURSUANT TO THIS DOCUMENT NOR THE ACCEPTANCE OF OLD NOTES FOR TENDER OR EXCHANGE PURSUANT THERETO SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF CABLEVISION SYSTEMS CORPORATION SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.


     Each broker-dealer who holds old notes acquired for its own account as a result of market-making or other trading activities and who receives new notes for its own account in exchange for old notes pursuant to the exchange offer must deliver a copy of this prospectus in connection with any resale of new notes.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bethpage, the State of New York, on this 22nd day of April, 2005.


                                  Cablevision Systems Corporation

                                  By: /s/ Michael P. Huseby
                                     -------------------------------------------
                                      Name: Michael P. Huseby
                                      Title:  Executive Vice President and
                                               Chief Financial Officer
                                               (Principal Financial Officer)


     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the registration statement has been signed by the following persons in the capacities indicated on April 22, 2005.


                    SIGNATURE                                              TITLE
                    ---------                                              -----

*                                                     Chief Executive Officer, President and Director
------------------------------------------------               (Principal Executive Officer)
James L. Dolan


*                                                       Executive Vice President and Chief Financial
------------------------------------------------                          Officer
Michael P. Huseby                                              (Principal Financial Officer)


*                                                           Senior Vice President and Controller
------------------------------------------------               (Principal Accounting Officer)
Wm. Keith Harper


*                                                            Chairman of the Board of Directors
------------------------------------------------
Charles F. Dolan


*                                                          Executive Vice President and Director
------------------------------------------------
Thomas C. Dolan


*                                                                         Director
------------------------------------------------
Rand Araskog

                    SIGNATURE                                              TITLE
                    ---------                                              -----


*                                                                         Director
------------------------------------------------
Frank Biondi


*                                                                         Director
------------------------------------------------
Patrick F. Dolan


*                                                                         Director
------------------------------------------------
Charles D. Ferris


*                                                                         Director
------------------------------------------------
Richard H. Hochman


*                                                                         Director
------------------------------------------------
John Malone


*                                                                         Director
------------------------------------------------
Victor Oristano


*                                                                         Director
------------------------------------------------
Thomas Reifenheiser


*                                                                         Director
------------------------------------------------
John R. Ryan


*                                                                         Director
------------------------------------------------
Brian Sweeney


*                                                                         Director
------------------------------------------------
Vincent Tese


*                                                                         Director
------------------------------------------------
Leonard Tow



*By:              /s/ Michael P. Huseby
        ------------------------------------------
          Michael P. Huseby, as Attorney-in-Fact

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation a "derivative action"), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys' fees) incurred in connection with defense or settlement of such action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other rights to which those seeking indemnification may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise.

     The first paragraph of Article Ninth of Cablevision Systems Corporation's Amended and Restated Certificate of Incorporation provides:

          The corporation shall, to the fullest extent permitted by Section 145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, or by any successor thereto, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities or other matters referred to in or covered by said section. Such right to indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person. The indemnification provided for herein shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any By-Law, agreement, vote of stockholders or disinterested directors or otherwise.

     Article VIII of the By-Laws of Cablevision Systems Corporation provides:

          A. The corporation shall indemnify each person who was or is made a party or is threatened to be made a party to or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or alleged action in any other capacity while serving as a director, officer, employee or agent, to the maximum extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the corporation to provide broader indemnification rights than said law permitted the corporation to provide before such amendment), against all expense, liability and loss (including attorney's fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred by such person in connection with such proceeding. Such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators. The right to indemnification conferred in this Article shall be a contract right and shall include the right to be paid by the corporation the expenses incurred in defending any such proceeding in advance of its final disposition, provided that, if the Delaware General Corporation Law so requires, the payment of such expenses incurred by a director or officer in advance of the final disposition of a proceeding shall be made only on receipt by the corporation of an undertaking by or on behalf of such person to repay all amounts so advanced if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this Article or otherwise.

          B. The right to indemnification and advancement of expenses conferred on any person by this Article shall not limit the corporation from providing any other indemnification permitted by law nor shall it be deemed exclusive of any other right which any such person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, by-law, agreement, vote of stockholders or disinterested directors or otherwise.

          C. The corporation may purchase and maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the corporation or another corporation, partnership, joint venture, or other enterprise against any expense, liability or loss, whether or not the corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

     Cablevision has entered into indemnification agreements with some of its officers and directors indemnifying such officers and directors from and against some expenses, liabilities or other matters referred to in or covered by Section 145 of the Delaware General Corporation Law. Cablevision maintains directors' and officers' liability insurance.

     Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director's duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) for payments of unlawful dividends or unlawful stock repurchases or redemptions, or
(4) for any transaction from which the director derived an improper personal benefit. The second paragraph of Article Ninth of Cablevision's Certificate of Incorporation provides for such limitation of liability.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (A) Exhibits


  EXHIBITS                             DESCRIPTION
  --------                             -----------
     3.1       Amended and Restated Certificate of Incorporation of
               Cablevision Systems Corporation (incorporated herein by
               reference to Exhibit 3.1 of the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 2004).

     3.2 Bylaws of Cablevision Systems Corporation (incorporated herein by reference to Exhibit 3.2 of the Registrant's
               Annual Report on Form 10-K for the fiscal year ended
               December 31, 2004).

     4.1 Registration Rights Agreement, dated April 6, 2004, between the Registrant and Citigroup Global Markets Inc., Banc of
               America Securities LLC, Bear, Stearns & Co. Inc., Morgan
               Stanley & Co. Incorporated, Deutsche Bank Securities Inc.,
               BNY Capital Markets, Inc., Barclays Capital Inc., Dresdner
               Kleinwort Wasserstein Securities LLC, Mizuho International plc, SG Cowen Securities Corporation and SunTrust Capital
               Markets, Inc.**

     4.2 Indenture dated as of April 6, 2004, between the Company and The Bank of New York, as trustee.**

     4.3       Form of New Note (included in Exhibit 4.2).**

     5.1 Opinion of Sullivan & Cromwell LLP regarding the validity of the 8% Series B Senior Notes being registered.**

     8.1       Opinion of Sullivan & Cromwell LLP regarding tax matters.**

    12.1 Computation of Earnings to Fixed Charges (incorporated herein by reference to the Registrant's Annual Report on Form 10-K).

    13.1       The Registrant's Annual Report on Form 10-K, filed on March
               16, 2005, for the fiscal year ended December 31, 2004 (SEC
               File No. 001-14764).**

    23.1       Consent of KPMG LLP.*

  EXHIBITS                             DESCRIPTION
  --------                             -----------

    23.2 Consent of Sullivan & Cromwell LLP (included in the opinions filed as Exhibit 5.1 and Exhibit 8.1 hereto).**

    24.1       Power of Attorney.**

    25.1       Statement of Eligibility of the Trustee.**

    99.1       Form of Letter of Transmittal.**

    99.2       Form of Notice of Guaranteed Delivery.**

    99.3       Form of Exchange Agent Agreement.**


---------------

 * Filed herewith.

** Previously filed.

     (B) Financial Statement Schedules

     All other schedules for which provisions are made in the applicable accounting regulation of the Securities and Exchange Commission are not required or are inapplicable and therefore have been omitted, or the required information has been incorporated by reference herein or disclosed in the financial statements which form a part of this Registration Statement/Prospectus.

ITEM 22.  UNDERTAKINGS.

     The undersigned registrant hereby undertakes:

          (1) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

          (2) That every prospectus: (i) that is filed pursuant to paragraph (2) immediately preceding, or (ii) that purports to meet the requirements of
     Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant, pursuant to the provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by any such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether or not such indemnification is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

          (4) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

          (5) The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report, to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

          (6) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

          (7) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                               INDEX TO EXHIBITS

     Certain of the following documents are filed herewith. Certain other of the following documents have been previously filed with the Securities and Exchange Commission and, pursuant to Rule 12b-32, are incorporated herein by reference.


  EXHIBITS                             DESCRIPTION
  --------                             -----------
     3.1       Amended and Restated Certificate of Incorporation of
               Cablevision Systems Corporation (incorporated herein by
               reference to Exhibit 3.1 of the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 2004).

     3.2 Bylaws of Cablevision Systems Corporation (incorporated herein by reference to Exhibit 3.2 of the Registrant's
               Annual Report on Form 10-K for the fiscal year ended
               December 31, 2004).

     4.1 Registration Rights Agreement, dated April 6, 2004, between the Registrant and Citigroup Global Markets Inc., Banc of
               America Securities LLC, Bear, Stearns & Co. Inc., Morgan
               Stanley & Co. Incorporated, Deutsche Bank Securities Inc.,
               BNY Capital Markets, Inc., Barclays Capital Inc., Dresdner
               Kleinwort Wasserstein Securities LLC, Mizuho International plc, SG Cowen Securities Corporation and SunTrust Capital
               Markets, Inc.**

     4.2 Indenture dated as of April 6, 2004, between the Company and The Bank of New York, as trustee.**

     4.3       Form of New Note (included in Exhibit 4.2).**

     5.1 Opinion of Sullivan & Cromwell LLP regarding the validity of the 8% Series B Senior Notes being registered.**

     8.1       Opinion of Sullivan & Cromwell LLP regarding tax matters.**

    12.1 Computation of Earnings to Fixed Charges (incorporated herein by reference to the Registrant's Annual Report on Form 10-K).

    13.1       The Registrant's Annual Report on Form 10-K, filed on March
               16, 2005, for the fiscal year ended December 31, 2004 (SEC
               File No. 001-14764).**

    23.1       Consent of KPMG LLP.*

    23.2 Consent of Sullivan & Cromwell LLP (included in the opinions filed as Exhibit 5.1 and Exhibit 8.1 hereto).**

    24.1       Power of Attorney.**

    25.1       Statement of Eligibility of the Trustee.**

    99.1       Form of Letter of Transmittal.**

    99.2       Form of Notice of Guaranteed Delivery.**

    99.3       Form of Exchange Agent Agreement.**


---------------

 * Filed herewith.

** Previously filed.